                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                      Union Texas Petroleum Holdings, Inc.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

[UNION TEXAS PETROLEUM HOLDINGS, INC. LOGO]
                      UNION TEXAS PETROLEUM HOLDINGS, INC.

                                 March 24, 1998

Dear Stockholder:

     You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Union Texas Petroleum Holdings, Inc. on Thursday, May 7, 1998, at 10:00 a.m., Houston time. The meeting will be held in the first floor auditorium of the Company's offices located at 1330 Post Oak Blvd., Houston, Texas.

     The attached Notice of Annual Meeting and Proxy Statement cover the formal business of the meeting. To acquaint you better with the director nominees, the Proxy Statement contains biographical sketches of each nominee.

     During the meeting, I will report on the operations of the Company during 1997 and our plans for 1998. Directors and officers of the Company will be present to respond to questions from stockholders.

     The Board of Directors appreciates and encourages stockholder participation in the Company's affairs. There is a space on the enclosed proxy for you to indicate if you will be able to attend the meeting. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy promptly in the envelope provided. If you attend the meeting, you may, at your discretion, withdraw the proxy and vote in person.

                                            Sincerely,

                                            /s/ JOHN L. WHITMIRE

                                            JOHN L. WHITMIRE
                                            Chairman of the Board and
                                            Chief Executive Officer

                      UNION TEXAS PETROLEUM HOLDINGS, INC.
                            1330 POST OAK BOULEVARD
                              HOUSTON, TEXAS 77056

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 7, 1998

To the Stockholders of Union Texas Petroleum Holdings, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of Union Texas Petroleum Holdings, Inc. (the "Company") will be held in the first floor auditorium of the Company's offices located at 1330 Post Oak Blvd., Houston, Texas, on Thursday, May 7, 1998, at 10:00 a.m., Houston time, for the following purposes:

          1. To elect 12 directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified;

          2. To ratify the appointment of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1998;

          3. To approve the amendment of the 1994 Incentive Plan to increase by 4,000,000 the number of authorized shares available under that plan; and

          4. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on March 10, 1998, as the record date for determining stockholders entitled to notice of and to vote at the meeting and any adjournment thereof. Only stockholders of record at the close of business on such date will be entitled to notice of and to vote at the meeting and any adjournment thereof.

     All stockholders are cordially invited and urged to attend the meeting. Even if you expect to attend the meeting, you are requested to sign, date and return the accompanying proxy in the enclosed addressed envelope. If you attend, you may vote in person, if you wish, whether or not you have sent in your proxy.

                                            By Order of the Board of Directors

                                            /s/ AMY J. WATKINS

                                            AMY J. WATKINS
                                            Secretary

Houston, Texas
March 24, 1998

                      UNION TEXAS PETROLEUM HOLDINGS, INC.

                                PROXY STATEMENT

SOLICITATION OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Union Texas Petroleum Holdings, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held in the first floor auditorium of the Company's offices located at 1330 Post Oak Blvd., Houston, Texas, on Thursday, May 7, 1998, 10:00 a.m., Houston time, and at any adjournment thereof pursuant to and for the purposes set forth in the accompanying Notice of Meeting. The date of the first mailing to stockholders of this Proxy Statement and the related form of proxy included herewith was on or about March 24, 1998.

     The costs of soliciting proxies will be borne by the Company, including reasonable costs incurred by custodians, nominees, fiduciaries and other agents in forwarding the proxy material to their principals. The Company has retained Kissel-Blake Inc. to assist in the solicitation of proxies for a fee estimated at $6,000, plus reimbursement of out-of-pocket expenses. In addition to such solicitation and the solicitation made hereby, certain directors, officers and employees of the Company may solicit proxies by facsimile, telex, telephone and personal interview.

     A proxy will be voted in accordance with the stockholder's instruction, or if no instruction is indicated, it will be voted in favor of the proposals set forth in the notice attached hereto. Any stockholder may revoke his or her proxy at any time prior to its exercise by written notice or by execution of a subsequent proxy sent to Amy J. Watkins, Secretary, Union Texas Petroleum Holdings, Inc., 1330 Post Oak Blvd., Houston, Texas 77056. The proxy also may be revoked if the stockholder is present at the meeting and elects to vote in person.

VOTING SECURITIES AND CERTAIN BENEFICIAL OWNERS

     At the close of business on March 10, 1998, the record date for determination of stockholders entitled to notice of and to vote at the meeting, there were issued and outstanding 85,169,892 shares of the Company's common stock, par value $.05 per share ("Common Stock"), excluding Common Stock held by the Company, each share being entitled to one vote upon each of the matters to be voted upon at the meeting. There are no other voting securities outstanding.

     The presence in person or by proxy of the holders of a majority of the issued and outstanding Common Stock, excluding Common Stock held by the Company, is necessary to constitute a quorum at this meeting. In the absence of a quorum (42,584,947 shares) at the meeting, the meeting may be adjourned from time to time without notice, other than announcement at the meeting, until a quorum shall be formed. A plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote is required for the election of directors, meaning that the 12 nominees with the largest number of affirmative votes will be elected as directors. The affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote is required for the approval to amend the 1994 Incentive Plan. Any other matter that may come before the meeting shall be adopted if the votes cast for such matter exceed the votes cast against. Under Delaware law and under the Company's Restated Certificate of Incorporation, each share of Common Stock entitles a stockholder to one vote.

     In certain circumstances, a stockholder will be considered to be present at the meeting for quorum purposes but will not be deemed to have cast a vote on a matter. Such circumstances exist when a stockholder is present but abstains from voting on a matter or when shares are represented at the meeting by a proxy conferring authority to vote only on certain matters, as in the case of broker non-votes.

     In connection with the approval of the amendment of the 1994 Incentive Plan, abstentions will be treated as negative votes and, therefore, will affect the outcome of such votes. In conformity with the Company's Bylaws, shares abstaining from voting on any other matter or not voted on certain matters coming before the meeting, including broker non-votes, will not be treated as votes cast with respect to those matters, and therefore will not affect the outcome of any such matter.

     The table below sets forth certain information as of March 10, 1998, regarding the beneficial ownership of the Common Stock, excluding Common Stock held by the Company, by (i) each person known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock, (ii) each director of the Company, (iii) the five executive officers of the Company named in the Summary Compensation Table and (iv) all executive officers and directors of the Company as a group:

                                                               AMOUNT AND      PERCENTAGE OF
                                                               NATURE OF         SHARES OF
                                                               BENEFICIAL      COMMON STOCK
                            NAME                              OWNERSHIP(1)      OUTSTANDING
                            ----                              ------------     -------------
Petroleum Associates, L.P.(2)...............................   21,833,334          25.6%
KKR Partners II, L.P.(2)....................................
     9 West 57th Street
     New York, New York 10019
GSB Investment Management, Inc.(3)..........................    4,424,912           5.2%
     301 Commerce Street
     Fort Worth, Texas 76102
Robert L. Barry, Director (4)...............................       12,000             *
Glenn A. Cox, Director(4)(5)................................       27,000             *
Edward A. Gilhuly, Director(2)..............................            0            --
James H. Greene, Jr., Director(2)...........................            0            --
Henry R. Kravis, Director(2)................................            0            --
Michael W. Michelson, Director(2)...........................            0            --
Wylie B. Pieper, Director (4)...............................       13,000             *
Stanley P. Porter, Director(4)..............................       20,000             *
George R. Roberts, Director(2)..............................            0            --
Richard R. Shinn, Director(4)...............................       22,000             *
Sellers Stough, Director(4).................................       21,000             *
John L. Whitmire(4)(6)(7)...................................      227,888             *
  Chairman of the Board and Chief Executive Officer
William M. Krips, Senior Vice President(4)(6)...............      205,451             *
Arthur W. Peabody, Jr., Senior Vice President(4)(6).........      269,590             *
Newton W. Wilson, III, Regional Vice President(4)(6)........      139,891             *
Larry D. Kalmbach(4)(6).....................................       91,928             *
  Vice President and Chief Financial Officer
All executive officers and directors as a group, including
  the above (group equals 23 persons)(4)(6)(8)..............    1,419,473           1.7%

---------------

 *   Less than 1%.

(1)  Beneficial ownership of Common Stock, except as noted.

(2) KKR Associates is the sole general partner of each of Petroleum Associates, L.P. ("Petroleum Associates") and KKR Partners II, L.P. (collectively, the "KKR Partnerships") and possesses sole voting and investment power with respect to the 21,833,334 shares owned by such stockholders. KKR Associates is a limited partnership of which Henry R. Kravis, George R. Roberts, Michael W. Michelson, James H. Greene, Jr., Edward A. Gilhuly (all directors of the Company), Robert I. MacDonnell, Paul E. Raether, Michael
     T. Tokarz, Perry Golkin, Clifton S. Robbins and Scott Stuart are the general partners and Messrs. Kravis and Roberts are also the members of the Executive Committee of KKR Associates. None of the aforementioned individuals beneficially owns any other shares of Common Stock.

                                         (Footnotes continued on following page)

     Petroleum Associates made its investment in the Company in 1985. The limited partnership agreement pursuant to which Petroleum Associates was organized expired on December 31, 1997 in accordance with the terms of the limited partnership agreement. The terminated Petroleum Associates partnership continues to be in existence for a winding-up period after such date. The limited partnership agreement provides that, in connection with the dissolution and winding up of Petroleum Associates, KKR Associates has the sole discretion regarding the timing (which may be one or more years after the expiration of the partnership agreement) and the manner of the disposition of the Common Stock of the Company owned by Petroleum Associates, including public or private sales of such Common Stock, the distribution of such Common Stock to the limited partners of Petroleum Associates or a combination of the foregoing. If shares of the Company's Common Stock are distributed to the limited partners of Petroleum Associates, each limited partner will thereafter have sole discretion with respect to its Common Stock. In addition, pursuant to the limited partnership agreement, Petroleum Associates will distribute to KKR Associates for its own account, concurrently with any sales of shares owned by Petroleum Associates, cash and/or shares of Common Stock that together have a fair market value equal to approximately 20% of the profits realized with respect to the shares sold and distributed. The Company has agreed that, upon request of the KKR Partnerships, the Company will register under the Securities Act of 1933, as amended (the "Securities Act") and applicable state securities laws the sale of the Company's Common Stock owned by the KKR Partnerships as to which registration has been requested. The Company's obligation is subject to certain limitations relating to a minimum amount required for registration, the timing of a registration and other similar matters. The Company is obligated to pay any registration expenses incidental to such registration, excluding underwriters' commissions and discounts.

     The KKR Partnerships currently own approximately 25.6% of the issued and outstanding shares of Common Stock of the Company, excluding shares held by the Company. As a result, the KKR Partnerships and their general partners may be able to exercise substantial influence over the Company, through their representation on the Board and by reason of their significant voting power with respect to the election of directors and actions submitted to a vote of stockholders. See also "Compensation Committee Interlocks and Insider Participation."

(3) GSB Investment Management, Inc. is a registered investment advisor that pursuant to a Schedule 13G dated February 10, 1998 reported such shares.

(4) Includes the following shares issuable upon the exercise of outstanding or issuable stock options that are exercisable within 60 days after March 10, 1998: (i) 17,000 for each of Messrs. Cox, Porter, Shinn and Stough; (ii) 8,000 for Messrs. Pieper and Barry; (iii) 142,500 for Mr. Whitmire; 172,894 for Mr. Krips; 168,694 for Mr. Peabody; 129,293 for Mr. Wilson; 75,026 for Mr. Kalmbach; and (iv) 1,049,931 for all executive officers and directors as a group.

(5) Voting and investment power are shared with Veronica Cox with respect to 10,000 shares, all of which are held in the Glenn A. Cox Trust, UTA.

(6) Shares held by executive officers in the Company's Savings Plan for Salaried Employees are included in the table.

(7) Voting and investment power are shared with Virginia Whitmire with respect to 9,700 shares, all of which are held in the Virginia Kempton Whitmire Revocable Trust dated September 7, 1995.

(8) As of March 10, 1998, the executive officers of the Company include the five executive officers named in the Summary Compensation Table and the other officers listed as Executive Officers. See "Executive Officers."

                             ELECTION OF DIRECTORS

     PROPOSAL 1: THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO VOTE FOR THE NOMINEES FOR THE BOARD OF DIRECTORS DESCRIBED BELOW. PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. NOMINEES FOR DIRECTOR WILL BE ELECTED BY A PLURALITY OF VOTES.

     The Board recommends election of the nominees listed below as directors to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. All of the nominees, except Mr. Pieper and Ambassador Barry, were previously elected by the stockholders. Mr. Pieper and Ambassador Barry are standing for election by the stockholders for the first time. If, at the time of the 1998 Annual Meeting of Stockholders, any of such nominees should be unable to serve or for good cause will not serve, discretionary authority provided in the proxy will be used to vote for a substitute or substitutes designated by the Board. The Board has no reason to believe that any substitute nominees will be required.

     The nominees, and certain information with respect to each of them, are as follows:

     Robert L. Barry -- Age 63, Director since December 1997. Ambassador Barry retired from the United States (U.S.) Foreign Service in 1995 after 34 years of service. Ambassador Barry held numerous positions of increasing responsibility during his Foreign Service career, including the U.S. Ambassador to Indonesia from 1992 to 1995. He is a principal in Phoenix International, an electric power development company focused on projects in Indonesia and his own international consulting firm, Robert Barry and Associates, specializes in Indonesia, Eastern Europe and the independent states of the former Soviet Union. Ambassador Barry currently heads the mission of the Organization for Security and Cooperation in Europe where he is responsible for elections, human rights, arms control and democracy initiatives in Bosnia-Hercegovinia.

     Glenn A. Cox -- Age 68, Director since January 1993. Mr. Cox is a retired President and Chief Operating Officer of Phillips Petroleum Company ("Phillips"), a position he held from 1985 until December 1991. Phillips is a corporation involved in petroleum exploration, production and refining and also in the manufacturing and distribution of a variety of chemicals. Mr. Cox is also a director of BOK Financial Corp., Bank of Oklahoma, The Williams Companies and Helmerich & Payne, Inc. Member of the Audit Committee and the Section 16 Committee.

     Edward A. Gilhuly -- Age 38, Director since December 1992. Mr. Gilhuly was an associate of Kohlberg Kravis Roberts & Co. ("KKR") from 1986 until 1995, when he became a partner. He is also a director of Layne Christensen Company, Owens-Illinois Group, Inc. and Owens-Illinois, Inc. Member of the Organization and Compensation Committee.

     James H. Greene, Jr. -- Age 47, Director since December 1992. Mr. Greene was an associate of KKR from 1986 until 1993, when he became a partner. He is also a director of Bruno's, Inc., Owens-Illinois Group, Inc., Owens-Illinois, Inc., Randall's Food Markets, Inc. and Safeway Inc.

     Henry R. Kravis -- Age 54, Director since July 1985. Mr. Kravis has been a partner in KKR since its organization in 1976. He is also a director of Amphenol Corporation, Borden, Inc., Bruno's, Inc., Evenflo & Spalding Holdings Corporation, The Gillette Company, IDEX Corporation, Inc., Kinder Care Learning Centers, Inc., KSL Recreation Group, Inc., Newsquest Capital plc., Owens-Illinois, Inc., Owens-Illinois Group, Inc., PRIMEDIA Inc., Randall's Food Markets, Inc., Safeway Inc., Sotheby's Holdings, Inc. and World Color Press, Inc. Mr. Kravis is a first cousin of Mr. Roberts.

     Michael W. Michelson -- Age 46, Director since July 1985. Mr. Michelson has been a partner of KKR since January 1987, and prior to that he had been an associate of KKR. Mr. Michelson is also a director of Amphenol Corporation, AutoZone, Inc., Owens-Illinois, Inc., Owens-Illinois Group, Inc. and Promus Hotel Corporation. Member of the Organization and Compensation Committee.

     Wylie B. Pieper -- Age 65, Director since May 1997. Mr. Pieper is a retired Vice Chairman and Chief Operating Officer of Halliburton Company
("Halliburton"). Mr. Pieper served in a number of executive capacities throughout his 38 year career with Halliburton and its subsidiary, Brown & Root, Inc. Mr. Pieper serves on the Board of Governors, the George R. Brown School of Engineering Advisory Board and the Jones

Graduate School of Administration Council of Overseers at Rice University. Mr. Pieper is also a director of Highlands Insurance Group, Inc.

     Stanley P. Porter -- Age 79, Director since July 1985. Mr. Porter is a retired Vice Chairman of Arthur Young & Company. Mr. Porter was a director of AlliedSignal Inc. (collectively with its predecessor, Allied Corporation, "Allied") from 1980 until April 1989. Allied is an advanced technology company. Mr. Porter is a former director of Fiber Industries, Inc. and Engraph, Inc. Member of the Audit Committee.

     George R. Roberts -- Age 54, Director since July 1985. Mr. Roberts has been a partner in KKR since its organization in 1976. He is also a director of Amphenol Corporation, Borden, Inc., Bruno's, Inc., Evenflo & Spalding Holdings Corporation, IDEX Corporation, KinderCare Learning Centers, Inc., KSL Recreation Group, Inc., Owens-Illinois Group, Inc., Owens-Illinois, Inc., PRIMEDIA INC., Randall's Food Markets, Inc., Safeway Inc. and World Color Press, Inc. Mr. Roberts is a first cousin of Mr. Kravis.

     Richard R. Shinn -- Age 80, Director since May 1988. Mr. Shinn was Executive Vice Chairman of the New York Stock Exchange from May 1985 through December 1990. Mr. Shinn retired as Chairman and Chief Executive Officer of Metropolitan Life Insurance Company in 1983. Mr. Shinn was a director of Allied from 1973 until April 1988. Mr. Shinn is also a director of Grey Advertising, Inc. Member of the Audit Committee, the Organization and Compensation Committee and the Section 16 Committee.

     Sellers Stough -- Age 75, Director since March 1988. Mr. Stough is a retired Vice President, Finance of Chevron Corporation. Mr. Stough also served on the Executive Committee of Chevron Corporation from August 1986 until his retirement in December 1987. Mr. Stough was a consultant to the law firm of Pillsbury Madison & Sutro from February 1988 until June 1991. Mr. Stough served as Executive Director of the firm from November 1989 through December 1990. Mr. Stough was a director of Amax, Inc. from 1982 until 1987. Member of the Audit Committee.

     John L. Whitmire -- Age 57, Chairman of the Board and Chief Executive Officer since January 1996. Mr. Whitmire has responsibility for the overall management of the Company. Mr. Whitmire served as Executive Vice
President -- Exploration and Production and as a director of Phillips from January 1994 to January 1996 when he retired. Prior thereto, Mr. Whitmire served in a number of executive capacities throughout his 30 year career with Phillips.

     The Board has standing audit, organization and compensation and executive compensation committees that are composed of directors of the Company. The functions of the Audit Committee include reviewing external financial reporting, both annual and quarterly reports, and other financial portions of external reporting of the Company, recommending engagement of the Company's independent accountants, reviewing and approving the terms of engagement of the independent accountants, reviewing the independence of such accountants, reviewing with the independent accountants the plan, scope and results of the auditing engagement, and reviewing the scope and results of the Company's procedures for internal auditing and the adequacy of the Company's internal accounting controls.

     The functions of the Organization and Compensation Committee (the "Compensation Committee") include establishing compensation for executive officers, monitoring compensation arrangements of certain management employees for consistency with corporate objectives and to enhance shareholder value, recommending remuneration arrangements for senior management, serving as the Stock Option Committee under the Company's 1985, 1987 and 1992 Stock Option Plans and the Company's 1994 Incentive Plan, administering the Incentive Compensation Plan and Deferred Plan (as defined herein), and making recommendations with respect to employee benefit plans.

     The functions of the Section 16 Committee, established to comply with amendments to the rules promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as well as Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), include approving grants of options, stock, stock appreciation rights and other types of awards to and certain deferrals by officers of the Company that are subject to or intended for compliance with the Exchange Act or the Code (the "Section 16 Officers").

     In addition, although the Board does not have a standing nominating committee, the Compensation Committee considers and makes recommendations to the Board regarding persons to be nominated for election as directors by the Board to fill vacancies that arise between annual meetings of stockholders. Stockholders wishing to recommend a person for consideration as a nominee for election to the Board can do so in accordance with the Company's Bylaws by providing timely written notice to the Secretary of the Company at 1330 Post Oak Blvd., Houston, Texas 77056, providing such nominee's name, appropriate biographical information and any other information that would be required in a proxy statement. Any such recommendation should be accompanied by a written statement from the person recommended, giving his or her consent to be named as a nominee and, if nominated and elected, to serve as a director. A notice must be delivered to the Secretary not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Such notice to the Secretary must set forth the name and address of the stockholder that is giving the notice and the beneficial owner, if any, on whose behalf the nomination is made and the number of shares that are owned beneficially by such stockholder and, if any, such beneficial owner.

     During the year ended December 31, 1997, the Board held a total of fourteen meetings, the Audit Committee held three meetings, the Compensation Committee held four meetings and the Section 16 Committee held one meeting and acted once by written consent. Messrs. Gilhuly, Greene, Kravis and Roberts attended less than 75% of the Board meetings.

DIRECTOR COMPENSATION

     All directors who are not officers of the Company receive $40,000 per annum for serving on the Board. In addition, all directors are reimbursed for out-of-pocket costs of attending Board and committee meetings. Messrs. Gilhuly, Greene, Kravis, Michelson and Roberts are directors affiliated with KKR. See "Compensation Committee Interlocks and Insider Participation."

     Under the 1994 Incentive Plan, as in effect and as proposed to be amended under Proposal 3 subject to stockholder approval, each person who becomes a director who is not then an employee of the Company or any subsidiary or is not affiliated with KKR (an "Eligible Director") for the first time is granted an option to purchase 5,000 shares of Common Stock effective as of the date the individual becomes an Eligible Director. See "Proposal 3 -- Approval of Proposed Amendment to the 1994 Incentive Plan." Each incumbent Eligible Director also receives an option to purchase 3,000 shares of Common Stock effective as of the date of each annual meeting of stockholders. During 1997, each Eligible Director, other than Mr. Pieper and Ambassador Barry, who were not directors as of such date, received an annual grant of an option to purchase 3,000 shares of Common Stock at $19.75 per share under the 1994 Incentive Plan. Effective May 9, 1997 and December 19, 1997, Mr. Pieper and Ambassador Barry each received an option to purchase 5,000 shares of Common Stock at $19.75 and $20.6875 per share, respectively, under the 1994 Incentive Plan. Each such option is fully vested and exercisable and has a term of ten years, but must be exercised within six months of termination of service on the Board for any reason other than death or disability or retirement after at least five years of continuous Board service, in which event such option must be exercised within two years of death or disability and within three years of retirement. The price per share to be paid by the holder of such an option is equal to the fair market value per share of Common Stock on the date the option is granted. Except transfers to family members, family entities or private foundations, no transfer, sale or other disposition of Common Stock acquired upon option exercise is permitted, except in an amount necessary to satisfy tax withholding liability, until the Eligible Director terminates service as an Eligible Director of the Company, unless a prior extraordinary corporate transaction occurs.

     In May 1997, the Board approved the establishment of stock ownership guidelines for Eligible Directors and executives to further strengthen the tie between executive officers, directors and the stockholders of the

Company. The ownership level for Eligible Directors was set at three times the annual retainer fee, with the recommendation that the Eligible Directors meet this ownership guideline within a five year period based on beneficial ownership of Common Stock. Such guideline and suggested ownership levels are subject to annual review by the Compensation Committee. As of December 31, 1997, two of the six Eligible Directors have met the guideline. See "Report of the Organization and Compensation Committee and the Section 16 Committee of the Board of Directors on Executive Compensation -- Stock Ownership Philosophy."

     To encourage stock ownership opportunities, the Board also approved at its May 1997 meeting the Union Texas Petroleum Holdings, Inc. Deferred Compensation Plan, as amended and restated at its February 1998 meeting (the "Deferred Plan") to give key employees and directors the ability to defer compensation on an elective basis in the form of restricted shares of Common Stock or in phantom shares of Common Stock. Other options available for interest accrual on deferred amounts include a mutual fund program account and an interest account. Directors may defer up to 100% of their annual retainer fees, in increments of 25%. Ambassador Barry and Messrs. Gilhuly, Greene, Kravis, Michelson and Whitmire have elected to participate in the Deferred Plan for 1998. See "Report of the Organization and Compensation Committee and the Section 16 Committee of the Board of Directors on Executive Compensation -- Stock Ownership Philosophy and -- Chief Executive Officer Compensation."

                   RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

     PROPOSAL 2: THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND URGES YOU TO VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP ("PRICE WATERHOUSE") AS THE COMPANY'S INDEPENDENT ACCOUNTANTS TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS. PROXIES WILL BE SO VOTED UNLESS THE STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. PROPOSAL 2 WILL BE ADOPTED IF THE VOTES CAST IN FAVOR EXCEED THE VOTES CAST OPPOSING THIS PROPOSAL.

     The Board and the Audit Committee recommend ratification of the appointment of Price Waterhouse. Price Waterhouse has audited the financial statements of the Company since the Company's formation in 1982. Price Waterhouse will have a representative at the meeting who will have the opportunity to make a statement, if the representative desires to do so, and will be available to respond to appropriate questions.

           APPROVAL OF PROPOSED AMENDMENT TO THE 1994 INCENTIVE PLAN

     PROPOSAL 3: THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND URGES YOU TO VOTE FOR THE PROPOSED AMENDMENT TO THE 1994 INCENTIVE PLAN, WHICH INCREASES THE NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY AVAILABLE FOR AWARDS FROM FOUR MILLION TO EIGHT MILLION. PROXIES WILL BE SO VOTED UNLESS THE STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. PROPOSAL 3 WILL BE ADOPTED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES PRESENT IN PERSON OR BY PROXY AT THE MEETING AND ENTITLED TO VOTE.

     Subject to the approval of the stockholders, the Board on February 4, 1998, approved an amendment and restatement of the 1994 Incentive Plan (the "Amended 1994 Plan") that would increase by 4,000,000 the number of authorized shares available from 4,000,000 to 8,000,000 for the grant of various stock and stock related awards. The 1994 Incentive Plan, which was effective as of November 28, 1994, was submitted and approved by the Company's stockholders at the 1995 Annual Meeting of Stockholders. Under the 1994 Incentive Plan, which authorizes the award and issuance of up to 4,000,000 shares of Common Stock, the Company has utilized awards of stock options to employees, officers and non-employee directors. As of December 31, 1997, 44,425 shares have been issued upon the exercise of options granted under the 1994 Incentive Plan, 3,709,250 shares are subject to issuance upon the exercise of outstanding options and 250,475 shares remain available for award under the 1994 Incentive Plan. Any shares related to an award that are forfeited, terminated or canceled without the delivery of shares of Common Stock or of other consideration, will be available for future awards to the extent permissible under securities laws. If approved by the stockholders, the number of newly authorized shares for which options or awards could be granted under the Amended 1994 Incentive Plan will represent approximately 4.7% of the currently outstanding shares of the Company's Common Stock. The Board recommends the approval of the amendment to the 1994

Incentive Plan. The Board believes the Company's success and long-term progress are dependent upon attracting and retaining directors, executive personnel and employees of the Company and its subsidiaries. The Amended 1994 Plan gives the Compensation Committee and the Section 16 Committee maximum flexibility to use various forms of incentive awards as part of the Company's overall compensation program.

     The Amended 1994 Plan is intended to encourage employees of the Company, its subsidiaries and affiliated entities, and non-employee directors of the Company to acquire or increase their equity interest in the Company. Additionally, the Amended 1994 Plan is intended to provide a means whereby employees may develop a sense of proprietorship and personal involvement in the development and financial success of the Company and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. The Amended 1994 Plan is also contemplated to enhance the ability of the Company, its subsidiaries and affiliated entities to attract and retain the services of individuals who can contribute to the program, growth and profitability of the Company. The amendment will permit the continuation of stock option grants, thereby providing long-term incentives to the non-employee directors, officers, and employees of the Company who have the potential to direct and manage the business of the Company successfully in the future. Failure to approve the amendment to the 1994 Incentive Plan will result in no future award of shares of Common Stock under the 1994 Incentive Plan following the grant of the remaining 250,475 available shares, which are sufficient shares to permit the issuance of 18,000 shares of Common Stock to the Eligible Directors as described below following this 1998 Annual Meeting of Stockholders.

     The full text of the Amended 1994 Plan is set forth in Appendix A to this Proxy Statement. Since the 1994 Incentive Plan was originally approved, the Board has approved certain amendments to update certain provisions related to
Section 16 of the Exchange Act, as a result of changes in the rules and regulations thereunder since 1994, and the performance goals applicable to awards under its incentive compensation program, as well as to permit transferability of options (other than incentive stock options ("ISOs")) by officers and non-employee directors to family member, family entities or private foundations. The essential features of the Amended 1994 Plan are summarized below, but such summary is qualified in its entirety by reference to the full text of the Amended 1994 Plan. All capitalized terms not defined herein shall have the meaning as defined in the Amended 1994 Plan.

TYPES OF AWARDS

     The Amended 1994 Plan would permit the granting of any or all of the following types of awards ("Awards"): (i) stock options, including ISOs; (ii) stock appreciation rights ("SARs"), in tandem with stock options or freestanding; (iii) restricted stock; (iv) performance awards; (v) stock compensation awards; (vi) bonus shares; (vii) deferred shares; and (viii) other stock-based or cash awards.

ELIGIBILITY FOR PARTICIPATION

     In addition to officers and employees of the Company or any affiliate of the Company, each non-employee director (each director who is not then an employee of the Company or any subsidiary or affiliated with KKR, "Eligible Director") of the Company will be eligible to receive certain Awards under the Amended 1994 Plan. As of the date of this Proxy Statement, the Company had approximately 1,300 employees and six Eligible Directors.

ADMINISTRATION

     The Amended 1994 Plan, in general, will be administered by the Compensation Committee, which is composed of directors appointed by the Board who are not also employees of the Company or an affiliate, but with respect to Section 16 Officers, it will be administered by the Section 16 Committee. The term "Committee" shall mean the Compensation Committee or the Section 16 Committee, whichever is applicable. The Committee will select the participants who will receive Awards, determine the type and terms of Awards to be granted, and interpret and administer the Amended 1994 Plan.

AMENDMENT AND TERMINATION

     The Board may terminate or amend the Amended 1994 Plan without stockholder approval, except that stockholder approval is required for any amendment that would increase the number of shares available for grant or otherwise cause the Amended 1994 Plan to cease to satisfy the requirements of Rule 16b-3 of the Exchange Act.

TERM OF THE PLAN

     The Amended 1994 Plan will terminate on November 27, 2004, the same date as in the 1994 Incentive Plan, after which time no additional Awards may be made under the Amended 1994 Plan.

SHARES SUBJECT TO THE PLAN

     Subject to adjustment as described more fully below, 8,000,000 shares of Common Stock may be awarded under the Amended 1994 Plan; provided, however, that no more than 2,400,000 shares available for Awards shall be issued as restricted stock. The maximum aggregate number of shares available for Awards of options and SARs to any person during the term of the Amended 1994 Plan is 500,000 shares per year, of which tandem Awards will be deemed to be one Award.

STOCK OPTIONS

     Stock options granted under the 1994 Plan will be subject to the terms and conditions determined by the Committee, except that: (i) no options may be granted after the termination of the Amended 1994 Plan; (ii) the option exercise price cannot be less than 100% of the fair market value of a share of Common Stock at the time the option is granted; and (iii) no option may be exercised more than ten years after it is granted. ISOs may be granted provided they meet the requirements of the Code.

     The Committee will determine the form in which payment of the exercise price may be made, including cash, shares of Common Stock, other securities or other property, or any combination thereof, having a fair market value on the exercise date equal to the relevant exercise price.

STOCK APPRECIATION RIGHTS

     An SAR may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award. The grant price of an SAR shall not be less than 100% of the fair market value of a share of Common Stock at the time the SAR is granted. The Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate.

RESTRICTED STOCK

     The Committee shall determine the employees to whom Restricted Stock will be granted, the number of shares of Restricted Stock to be granted to each participant, the duration of the restriction period, the conditions under which the Restricted Stock may be forfeited to the Company and other terms and conditions of Awards of Restricted Stock. Restricted Stock may not be disposed of by the participant until the restrictions specified in the Award expire. The participant will have, with respect to Restricted Stock, the right to vote the shares and, unless otherwise determined by the Compensation Committee, the right to receive any cash dividends. Except as otherwise determined by the Compensation Committee, upon termination of a participant's employment for any reason during the restriction period, all Restricted Stock will be forfeited by the participant. A tandem cash unit can be granted with each share of Restricted Stock in an amount calculated to provide a cash payout that will enable the participant to pay taxes on Restricted Stock without having to sell such Common Stock.

PERFORMANCE AWARDS

     Performance Awards, which shall consist of a right payable in cash, shares of Common Stock, other securities or other property, may be granted upon the achievement of performance goals. Performance goals will include, but are not limited to, the attainment of target levels of business criteria. The Compensation Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount of any payment or transfer to be made pursuant to any Performance Award. The Committee may establish performance criteria associated with grants of Performance Awards, if such Awards are intended to qualify for a tax deduction for certain compensation paid in excess of $1 million, as discussed below in this Proposal under the heading "Federal Income Tax Consequences -- Tax Consequences to the Company or Subsidiary." Performance Awards may be paid in accordance with procedures established by the Committee.

STOCK COMPENSATION

     The Committee shall have the authority to pay all or a portion of any amounts payable under (i) an Award, other than Cash Awards granted as a short-term annual incentive or in tandem with Restricted Stock, or (ii) if requested by an employee, any other compensation program of the Company, in shares of Common Stock. The number and type of shares to be distributed in lieu of cash compensation, as well as the terms and conditions of any such stock compensation, shall be determined by the Committee.

BONUS SHARES

     The Committee may deliver shares of Common Stock to any eligible employee as additional compensation for the employee's services to the Company.

DEFERRED SHARES

     An Award of Deferred Shares constitutes an agreement by the Company to deliver shares of Common Stock to the participant in the future in consideration of the fulfillment of such conditions, including the performance of services, as the Committee may specify. Prior to the delivery of the Deferred Shares, the participant has no right to transfer any rights under his or her Award and no rights as a stockholder with respect to the shares covered by the Award, except as to phantom dividends, that the Committee may elect to credit in a bookkeeping account.

OTHER STOCK-BASED OR CASH AWARDS

     In its discretion, the Committee may grant other forms of Awards based on, payable in, or otherwise related in whole or in part to Common Stock or grant cash Awards. Subject to the terms of the Amended 1994 Plan, the Committee shall determine the terms and conditions of any such other stock-based or cash awards.

ELIGIBLE DIRECTOR STOCK OPTIONS

     Each Eligible Director shall receive on the day of each Annual Meeting of Stockholders options to purchase 3,000 shares of Common Stock, unless the Eligible Director is entitled to a grant on such date pursuant to the following sentence. In addition, each Eligible Director who is elected or appointed to the Board for the first time on or after the date of the 1998 Annual Meeting shall receive on such date an initial award of options to purchase 5,000 shares of Common Stock. The Committee and Board shall have no discretion with respect to Eligible Director stock options. Each such option shall be fully vested and exercisable and have a term of ten years and must be exercised within six months of termination of service on the Board for any reason other than death, disability or retirement (after at least five years of continuous Board service), in which event such option must be exercised within two years of death or disability and within three years of retirement. The price per share to be paid by the holder of such an option shall equal the fair market value per share of Common Stock on the date the option is granted. The purchase price of the shares to which such option is exercised shall be paid only in cash. Except transfers to family members, family entities or private foundations, no transfer, sale or other disposition of Common Stock acquired upon option exercise is permitted, except in an amount necessary to satisfy tax withholding liability, until the Eligible Director terminates service as an Eligible Director, unless a prior extraordinary corporate transaction occurs.

TRANSFERABILITY OF AWARDS

     The Committee may, in its discretion, provide that an Award (other than an Incentive Stock Option) may be transferred by the participant to a family member (as provided in the Amended 1994 Plan) or to certain exempt organizations. At present, it is contemplated that such consent, if exercised, would be limited to the transfer of nonqualified stock options by officers and Eligible Directors only.

CHANGE IN CONTROL

     In the event of a "Change in Control," as defined in the Amended 1994 Plan, the Committee shall accelerate the exercise or vesting date of all Awards and may take any one or more of the following actions in connection with any Awards:
(i) provide for the purchase, in cash, of such Award; (ii) make adjustments to such Award, including the exercise period; or (iii) subject to certain provisions, cause any outstanding Award to be assumed, or a new right substituted therefor, by the acquiring or surviving corporation, or, with notice to the participant, cause the exercise period for any such Award to terminate on a fixed date following such Change in Control.

     A Change in Control is deemed to occur under the Amended 1994 Plan (i) if any person or persons or entity or entities (other than the KKR Partnerships) acquires 75% or more of the assets of the Company or a successor of the Company or such successor's parent corporation (based upon the then current fair market value thereof) or 50% or more of the Company's then outstanding voting stock or a successor's or such successor's parent corporation's then outstanding voting securities, and, if there shall be more than one class of voting, securities thereof, then of the combined voting power held by all classes of voting securities of the Company, a successor corporation or its parent corporation (whether such acquisition of stock or assets occurs pursuant to a single transaction or several related transactions or series of transactions), (ii) upon the approval by the Company's stockholders of a plan of liquidation or dissolution of the Company or a successor of the Company or such successor's parent corporation, or (iii) upon the approval by the Company's stockholders of a merger or consolidation and such transaction was determined to be a Change in Control, which transaction and determination was approved by a majority of the Board in actions taken prior to and with respect to such transaction.

ADJUSTMENTS

     In the event the Committee determines that any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Common Stock or other similar corporate transaction or event affects the Common Stock so that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended under the Amended 1994 Plan, then the Committee shall adjust any or all of the Awards.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Amended 1994 Plan based on federal income tax laws and regulations in effect on January 1, 1998. This summary is not intended to be exhaustive and does not describe state or local tax consequences. Additional or different federal income tax consequences to the participant or the Company may result depending upon any considerations not described below.

TAX CONSEQUENCES TO PARTICIPANTS

     Non-Qualified Option Rights. In general: (i) no income will be recognized by an optionee at the time a Non-Qualified Stock Option ("NQO") is granted; (ii) at the time of exercise of an NQO, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares if they are nonrestricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of an NQO, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term, mid-term or long-term capital gain (or loss), depending on how long the shares have been held.

     Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an ISO, although the excess of the fair market value on the date of exercise over the option price is included in alternative minimum taxable income for alternative minimum tax purposes. If shares of Common Stock are issued to an optionee pursuant to the exercise of an ISO and no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the optionee as long-term or mid-term capital gain and any loss sustained will be a long-term or mid-term capital loss.

     If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term, mid-term or long-term capital gain (or loss), depending on the holding period.

     The excess of the fair market value of shares acquired upon exercise of an Incentive Stock Option over the exercise price paid for such shares would be an adjustment to alternative minimum taxable income for the optionee's taxable year in which such exercise occurs (unless the shares are disposed of in the same taxable year).

     Stock Appreciation Rights. No income will be recognized by a participant in connection with the grant of an SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of any cash, and the fair market value of any nonrestricted shares of Common Stock, received pursuant to the exercise.

     Restricted Stock. A recipient of Restricted Stock generally will be subject to tax at ordinary income rates on the fair market value of the Restricted Stock reduced by any amount paid by the recipient at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the shares (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to Restricted Stock that is subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

     Performance Awards. No income generally will be recognized upon the grant of Performance Awards. Upon payment in respect of earned Performance Awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted shares of Common Stock received less any amount paid for such Award at the time of payment or transfer pursuant to the achievement of the performance goals.

     Stock Compensation. When a participant receives shares of Common Stock in lieu of cash compensation, the fair market value of the shares of Common Stock will be ordinary income to the participant. Any gain or loss realized by a participant on disposition of the Common Stock so acquired generally will be capital gain or loss to such participant, long-term, mid-term or short-term depending on the holding period. The participant's basis in the shares of Common Stock for determining gain or loss on the disposition will generally be the fair market value of such Common Stock on the date the shares are issued.

     Bonus Shares and Deferred Shares. No income generally will be recognized upon the grant of Deferred Shares. The recipient of Bonus Shares or of unrestricted shares upon the lapse of the restrictions on Deferred Shares generally will be subject to tax at ordinary income rates on the fair market value of nonrestricted shares of Common Stock on the date that such shares are transferred to him or her, reduced by any amount paid by him or her, and the capital gain or loss holding period for such shares will also commence on that date.

     Other Stock-Based or Cash Awards. Generally, Other Stock-Based Awards will be subject to tax in the same manner as described above for a similar award. A Cash Award would be subject to tax at ordinary income tax rates when paid.

     Special Rules Applicable to Officers and Directors. Where the sale of stock that is received as the result of a grant of an Award could subject an officer or director to suit under Section 16(b) of the Exchange Act, the tax consequences to the officer or director may differ from the tax consequences described above. In these circumstances, the principal difference usually will be to postpone the taxation (and valuation) of the stock received so long as the sale of the stock received could subject the officer or director to suit under
Section 16(b) of the Exchange Act, but not longer than six months.

TRANSFER OF NONQUALIFIED STOCK OPTIONS

     An optionee who transfers a nonqualified stock option to a permitted transferee will not recognize income at the time of the transfer. Instead, the optionee will generally recognize ordinary compensation income at such time that the transferee exercises the nonqualified stock option in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for such nonqualified stock option by the optionee. In the event the transferee exercises the nonqualified stock option after the death of the optionee, any such ordinary income will be recognized by the estate of the optionee.

WITHHOLDING TAXES

     In general, a participant will be required to pay to the Company the applicable withholding taxes with respect to the compensation income realized or make other arrangements satisfactory to the Company for the payment of such taxes.

TAX CONSEQUENCES TO THE COMPANY OR SUBSIDIARY

     To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction for federal income tax purposes provided that, among other things, (i) the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an "excess parachute payment" within the meaning of Section 280G of the Code, (ii) the applicable reporting requirements of the Internal Revenue Service with respect to the compensation are timely satisfied by the Company or subsidiary, and (iii) the $1 million limitation of Section 162(m) of the Code is not exceeded.

     Awards made under the Amended 1994 Plan at a time when all Committee members are not "outside" directors within the meaning of Section 162(m) will not meet the "performance-based exemption" under Section 162(m) of the Code. The business criteria performance goals applicable to Performance Awards intended to qualify for the exemption from the $1 million limitation of Section 162(m) of the Code will be based upon the attainment of a such target levels of either net income, cash flows, reserve additions or revisions, economic value added from reserves, total capitalization, total stockholder return, assets, exploration successes, production volumes, finding and development costs, costs reductions and savings, reportable incidents in safety or environmental matters, return on sales, profit margin, earnings per share, or strategic or personal objectives tied to the foregoing, operational studies, implementing policies and plans, negotiating transactions and sales, developing long-term business goals, managerial responsibilities and assessments as may be specified by the Committee. The maximum amount of compensation that may be paid under Performance Awards to any one individual with respect to any one year will be $1,500,000 under an annual bonus Performance Award and $1,500,000 under a long-term Award with a performance period longer than one fiscal year.

     To qualify stock options and SARs as "performance-based compensation" for
Section 162(m) of the Code, the Amended 1994 Plan limits the total number of stock options and underlying SARs that may be awarded to any one person during any calendar year to 500,000 shares, of which tandem Awards will be deemed to be one Award.

     The $1 million limitation of Section 162(m) of the Code applies only with respect to compensation paid to "covered employees," i.e., the Company's Chief Executive Officer and the four highest compensated executive officers of the Company or those individuals deemed to be executive officers of the Company (other than the Chief Executive Officer) and who are officers on the last day of the year in question. Any future Award under the Amended 1994 Plan expressly intended by the Committee to qualify as "performance based compensation" will not be paid unless it so qualifies; Awards that either are not intended to qualify or which cannot qualify as performance based will be paid without regard to the limitation on deductibility under Section 162 of the Code.

                             AMENDED PLAN BENEFITS

     Other than stock option grants to Eligible Directors, it is not possible to determine at this time the numbers of shares of Common Stock covered by options or any awards that may be granted in the future under the Amended 1994 Plan to any participant, because specific awards are made at the discretion of the Committee. If Proposal 3 to approve the Amended 1994 Plan is not adopted, only 250,475 future stock options remain to be granted under the 1994 Incentive Plan.

     The following table sets forth, as to the executive officers of the Company named in the Summary Compensation Table, all current executive officers as a group, all current Eligible Directors who are not executive officers as a group and all other employees as a group and the number of shares covered by outstanding options granted under the 1994 Incentive Plan as of December 31, 1997, that will be amended if this Proposal 3 is approved. Such options were granted with four-year vesting periods at exercise prices that were the fair market value of the Common Stock at the time of grant and range from $18.0625 to $23.03125 per share. On March 10, 1998, the average trading price of the Common Stock was $20.5625.

                              1994 INCENTIVE PLAN

                                                                                   NUMBER OF
                  NAME                                    POSITION                 OPTIONS(1)
                  ----                                    --------                 ----------
John L. Whitmire.........................  Chairman of the Board and Chief           520,000
                                             Executive Officer
William M. Krips.........................  Senior Vice President                     139,200
Arthur W. Peabody, Jr....................  Senior Vice President                     139,200
Newton W. Wilson, III....................  Regional Vice President                   104,200
Larry D. Kalmbach........................  Vice President and Chief Financial        100,200
                                           Officer
Executive Group (12 persons)(2)..................................................  1,381,100
Non-Executive Director Group(3)..................................................     66,000
Non-Executive Officer Employee Group(4)..........................................  2,257,200

---------------

(1) For information on options granted in 1997 under the 1994 Incentive Plan, see "Election of Directors -- Director Compensation" and Option/SAR Grants in 1997 Table.

(2) Current executive officers include the five individuals named in the Summary Compensation Table and the other officers listed as Executive Officers. See "Executive Officers." In 1997, 539,000 options were granted at an exercise price of $23.03125.

(3) Any director who is not then an employee of the Company or any subsidiary or affiliated with KKR, which is currently six directors, is eligible for participation in the 1994 Incentive Plan.

(4)  In 1997, 1,074,200 options were granted at an exercise price of $23.03125.

                                 OTHER MATTERS

     It is not anticipated that there will be presented to the meeting any business other than election of directors, the ratification of the appointment of independent accountants and approval of the amendment to the 1994 Incentive Plan. If any other matters requiring the vote of the stockholders arise, including the question of adjourning the meeting and other matters not known reasonably in advance by the Company, the persons appointed as proxies in the accompanying proxy will vote on such matters according to their best judgment.

     Regardless of the number of shares owned by you, it is important that they be represented at the meeting, and you are respectfully requested to sign, date and return the accompanying proxy at your earliest convenience.

                               EXECUTIVE OFFICERS

     Set forth below are the current executive officers of the Company elected by the Board of Directors.

     John L. Whitmire -- Age 57, Chairman of the Board and Chief Executive Officer since January 1996. Information about Mr. Whitmire is included on pages 4 through 6 with the information on nominees for the Board.

     William M. Krips -- Age 58, Senior Vice President since May 1994, after having served as Senior Vice President -- Exploration and Production, Senior Vice President and General Manager -- U.S. Exploration and Production, Senior Vice President and General Manager -- Hydrocarbon Products Group and Vice President and General Manager -- International Operations. Mr. Krips has responsibility for the Regional Business Units and Technical Services. Mr. Krips joined Allied in 1964, and served in a number of management positions in planning, finance, marketing and operations. Mr. Krips is also a member of the Management Board of Unimar Company, a partnership that is half owned by the Company, and a director of ENSTAR Corporation ("ENSTAR") and of VICO 7.5, Inc., ENSTAR Indonesia, Inc., Virginia International Company and Virginia Indonesia Company, which entities are subsidiaries of ENSTAR.

     Arthur W. Peabody, Jr. -- Age 54, Senior Vice President since May 1994, after having served as Senior Vice President -- Exploration and Production, Senior Vice President and General Manager -- Hydrocarbon Products Group, Vice President -- Planning and Administration and Vice President -- Acquisitions and Planning. Mr. Peabody has responsibility for Exploration, Acquisitions, Enhanced Production Ventures, Information Technology and Portfolio Management. Mr. Peabody is also a member of the Unimar Company Management Board, and a director of ENSTAR, ENSTAR Indonesia, Inc., VICO 7.5, Inc. and Virginia International Company, which entities are subsidiaries of ENSTAR. Mr. Peabody joined Allied in 1981 and, prior to assuming his current position, held various positions in management and in planning and development with Allied and thereafter with the Company.

     Larry D. Kalmbach -- Age 46, Vice President and Chief Financial Officer since February 1995, after having served as Vice President -- Finance and Vice President and Controller of the Company. Mr. Kalmbach has responsibility for Accounting, Tax, Treasury, Audit, Risk Management, Corporate Planning, Purchasing, Administration and Investor Relations. He joined the Company in 1974 and has held various financial management positions with the Company. He is also a member of the Unimar Company Management Board, and a director of ENSTAR and of VICO 7.5, Inc., Virginia International Company and Virginia Indonesia Company, which entities are subsidiaries of ENSTAR.

     Alan R. Crain, Jr. -- Age 46, Vice President and General Counsel since May 1996, after having served as Assistant General Counsel from September 1988 until he assumed his current position. Mr. Crain has responsibility for Law, Commercial Negotiations, Government Affairs and Security. Mr. Crain joined the Company in March 1988.

     Richard A. Cunningham -- Age 46, Regional Vice President since May 1996, after having served as General Manager Worldwide Business Development from September 1991 until he assumed his current position. Mr. Cunningham has responsibility for the Asia Pacific regional business unit. Mr. Cunningham joined the Company in 1981 and, prior to assuming his current position, held various positions in negotiations and business development as well as serving as President VICO Indonesia.

     James E. Knight -- Age 52, Regional Vice President since May 1996, after having served as Vice President, Technical Services from December 1991 until he assumed his current position. Mr. Knight has responsibility for the Europe, Middle East, Africa and Central Asia regional business unit. Mr. Knight joined the Company in 1980 and, prior to assuming his current position, held various positions in management in gas processing, engineering and international operations.

     Michael N. Markowitz -- Age 50, Vice President and Treasurer since July 1985, after having served as Treasurer from August 1983 until he assumed his current position. Mr. Markowitz has responsibility for Treasury and Tax. Mr. Markowitz joined the Company in 1972 and, prior to assuming his current position, held various positions of increasing responsibility in tax and treasury.

     Donald M. McMullan -- Age 48, Vice President and Controller since June 1993, after having served as Assistant Treasurer and Director Finance from July 1988 until he assumed his current position. Mr. McMullan has responsibility for Accounting and Corporate Planning. Mr. McMullan joined the Company in 1980 and, prior to assuming his current position, held various management positions in finance, treasury and acquisitions.

     Roger W. Pierce -- Age 48, Vice President Exploration since May 1996, after having served as General Manager Exploration Operations from December 1994 until he assumed his current position. Mr. Pierce has responsibility for worldwide Exploration. Mr. Pierce joined the Company in 1976 and, prior to assuming his current position, held various positions in domestic and international exploration operations.

     Newton W. Wilson, III -- Age 47, Regional Vice President since May 1996, after having served as General Counsel, Vice President -- Administration and Secretary from January 1993 until he assumed his current position. Mr. Wilson has responsibility for the Americas regional business unit. Mr. Wilson joined the Company in October 1985 as Vice President, General Counsel and Secretary.

     John M. Zimmerman -- Age 50, Vice President -- Investor Relations since May 1996, and Vice President -- Planning and Investor Relations from April 1990 until he assumed his current position. Mr. Zimmerman joined the Company in April 1983.

     Certain of the executive officers also serve as directors of certain of the Company's subsidiaries and affiliates in addition to those named above. The Company's Bylaws provide that each officer shall hold office until the officer's successor is elected or appointed or until the officer's death, resignation or removal by the Board.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

     The following table sets forth information regarding aggregate cash compensation, stock option awards and other compensation earned by the Company's Chief Executive Officer and the four other most highly compensated executive officers for services rendered in all capacities to the Company and its subsidiaries in the years 1995 to 1997.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                                                           ------------
                                                                            NUMBER OF
                                            ANNUAL COMPENSATION             SECURITIES
                                   -------------------------------------    UNDERLYING
         NAME AND                                         OTHER ANNUAL     OPTIONS/SARS      ALL OTHER
    PRINCIPAL POSITION      YEAR    SALARY    BONUS(1)   COMPENSATION(2)    GRANTED(3)    COMPENSATION(4)
    ------------------      ----   --------   --------   ---------------   ------------   ---------------
John L. Whitmire..........  1997   $600,000   $600,000            --         175,000          $48,000
  Chairman of the Board and 1996   $586,957   $565,500      $577,873(5)      345,000          $28,000
  Chief Executive Officer

William M. Krips..........  1997   $324,000   $198,500            --          61,000          $25,920
  Senior Vice President     1996   $314,667   $205,300            --          39,100          $25,173
                            1995   $305,000   $193,000            --          39,100          $24,400

Arthur W. Peabody, Jr.....  1997   $320,500   $198,500            --          61,000          $25,640
  Senior Vice President     1996   $310,000   $205,300            --          39,100          $24,800
                            1995   $296,250   $193,000            --          39,100          $23,700

Newton W. Wilson, III.....  1997   $304,000   $197,100            --          41,000          $24,320
  Regional Vice President   1996   $294,667   $170,000            --          31,600          $23,574
                            1995   $285,000   $170,000            --          31,600          $22,800

Larry D. Kalmbach.........  1997   $272,000   $169,300            --          37,000          $21,760
  Vice President and        1996   $267,000   $154,900            --          31,600          $21,360
  Chief Financial Officer   1995   $255,833   $150,000            --          31,600          $16,400

---------------

(1) Includes compensation under the Company's Incentive Compensation Plan (the "Incentive Compensation Plan"), which program is under the 1994 Incentive Plan and provides cash awards for executive officers and employees of the Company. For a description of the Incentive Compensation Plan, see "Report of the Organization and Compensation Committee and the Section 16 Committee of the Board of Directors on Executive Compensation." Awards are paid currently in a lump sum or may be deferred pursuant to the Deferred Plan. No incentive compensation accrued in 1997, 1996 or 1995 was deferred by any of the executive officers to later years, except for the Chief Executive Officer who deferred 100% of his 1997 award into restricted shares of Common Stock under the Deferred Plan.

(2) During each of the three years ended December 31, 1995, 1996 and 1997, perquisites for each individual named in the Summary Compensation Table, other than Mr. Whitmire in 1996, aggregated less than 10% of the total annual salary and bonus reported for such individual in the Summary Compensation Table, or $50,000, if lower. Accordingly, no such amounts are included in the Summary Compensation Table.

(3) Each option granted included an equal number of stock appreciation rights ("SARs").

(4) Information in this column includes amounts contributed by the Company under the Company's Savings Plan for Salaried Employees (the "Savings Plan") and Supplemental Non-Qualified Savings Plan for Executive Employees (the "Supplemental Savings Plan"). The Company's matching contributions to the Savings Plan for 1997 were in the respective amounts of: $9,500.00 for Mr. Whitmire, $9,500.00 for Mr. Krips, $9,500.00 for Mr. Peabody, $8,486.64 for Mr. Wilson, and $9,500.00 for Mr. Kalmbach. The Company's matching contributions to the Supplemental Savings Plan for 1997 were in the respective
                                         (Footnotes continued on following page)
    amounts of: $38,500.00 for Mr. Whitmire, $16,420.00 for Mr. Krips, $16,140.01 for Mr. Peabody, $15,833.36 for Mr. Wilson, and $12,259.97 for
    Mr. Kalmbach.

(5) Includes certain amounts in connection with Mr. Whitmire's employment in January 1996, including the purchase of Mr. Whitmire's home in Bartlesville, Oklahoma at its appraised value of $388,000 and special payment of $170,000 related to relocation to Houston, Texas by the Company.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table sets forth information concerning the grant of stock options and tandem SARs under the Company's 1994 Incentive Plan to the executive officers named in the Summary Compensation Table:

                           OPTION/SAR GRANTS IN 1997

                                                           INDIVIDUAL GRANTS
                                  --------------------------------------------------------------------
                                                 PERCENT GRANT
                                                   REPRESENTS
                                   NUMBER OF        OF TOTAL
                                   SECURITIES     OPTIONS/SARS
                                   UNDERLYING    GRANTED TO ALL                            GRANT DATE
                                  OPTIONS/SARS    EMPLOYEES IN    EXERCISE   EXPIRATION     PRESENT
                                   GRANTED(1)         1997        PRICE(2)      DATE        VALUE(3)
                                  ------------   --------------   --------   ----------   ------------
John L. Whitmire................    175,000          10.8%        $23.0312   10/22/2007   1,304,662.73
William M. Krips................     61,000           3.8%        $23.0312   10/22/2007     454,768.15
Arthur W. Peabody, Jr...........     61,000           3.8%        $23.0312   10/22/2007     454,768.15
Newton W. Wilson, III...........     41,000           2.5%        $23.0312   10/22/2007     305,663.84
Larry D. Kalmbach...............     37,000           2.3%        $23.0312   10/22/2007     275,842.98

---------------

(1) A total of 1,613,200 options were granted on October 23, 1997. Options were received by all U.S.-based employees, with 539,000 options (57,103 of which were ISOs being granted to the executive officers and 1,074,200 options being granted to 513 other employees. The options become exercisable for 25% of the shares after the expiration of one year from the date of grant, 50% after the expiration of two years, 75% after the expiration of three years and in full after the expiration of four years. Options are granted for a term of ten years, subject to termination between 90 days to three years following termination of employment. Each option vests in full upon death, disability, normal retirement, voluntary resignation for the purpose of accepting employment with Virginia Indonesia Company, involuntary termination of an executive officer, or a change in control (generally defined as liquidation or dissolution of the Company or acquisition of 50% or more of the Company's voting stock or 75% or more of the Company's assets, other than such a transaction with the KKR Partnerships, but not a merger or consolidation unless the Board determines by a majority vote that such transaction is a change in control). Upon the occurrence of a change-in-control event, including specified sales of Common Stock by the KKR Partnerships, the options held by executive officers are automatically exchanged for cash equal to the difference in the value of the Common Stock and the option exercise price subject to certain provisions in the 1994 Incentive Plan. In addition, each option to executive officers is accompanied by an equivalent number of SARs. The SARs allow the optionee, subject to certain restrictions, to surrender his option in return for a payment in cash or shares of Common Stock or a combination thereof equal in value to the excess of the fair market value of the shares of Common Stock represented by the option over the option price thereof. The SARs are subject to the same vesting, expiration and termination provisions as the related option. Options are not transferable, except transfers (other than ISOs) by officers to family members, family entities or private foundations. See "Report of the Organization and Compensation Committee and the Section 16 Committee of the Board of Directors on Executive Compensation" and Appendix A.
                                         (Footnotes continued on following page)

(2) The options other than ISOs contain an "early payment provision" whereby the Board, the Compensation Committee or the Section 16 Committee may authorize the Company to make a cash payment, equal to the difference in the market value of a share of Common Stock on the date of payment and the exercise price, to the holder of the option and adjust the exercise price of the option to the then market price of the Common Stock.

(3) To calculate the present value of option/SAR grants in 1997, the Company has used the Black-Scholes option pricing model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on assumptions that include (i) a stock price volatility of 25.45%, calculated using monthly stock prices for the three years prior to the grant date, (ii) an interest rate of 6.0%, (iii) a dividend yield of 1.03% and (iv) an option exercise term of 5.5 years. This value has been adjusted to reflect any risk of forfeiture prior to vesting. The Securities and Exchange Commission (the "SEC") requires disclosure of the potential realizable value or present value of each grant. The Company's use of the Black-Scholes model to indicate the present value of each grant is not an endorsement of this valuation.

OPTION/SAR EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning the exercise of options and SARs during 1997 and unexercised options and SARs held as of the end of 1997, which include grants made under the Company's 1985 and 1992 Stock Option Plans and the 1994 Incentive Plan.

                    AGGREGATED OPTION/SAR EXERCISES IN 1997
                   AND OPTION/SAR VALUES AT DECEMBER 31, 1997

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                           NUMBER OF                        UNDERLYING UNEXERCISED             IN-THE-MONEY
                           SECURITIES                        OPTIONS/SARS HELD AT          OPTIONS/SARS HELD AT
                           UNDERLYING                        1997 FISCAL YEAR-END         1997 FISCAL YEAR-END(2)
                          OPTIONS/SARS       VALUE        ---------------------------   ---------------------------
          NAME             EXERCISED     REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            ------------   --------------   -----------   -------------   -----------   -------------
John L. Whitmire........          0       $         0       142,500        377,500       $158,203       $158,203
William M. Krips........     31,330       $262,388.75       172,894        126,450       $502,257       $ 71,174
Arthur W. Peabody,
  Jr....................     23,800       $229,075.00       192,494        126,450       $684,519       $ 71,174
Newton W. Wilson, III...     19,330       $166,117.21       138,958         93,900       $426,438       $ 57,522
Larry D. Kalmbach.......          0       $         0        75,026         85,275       $163,409       $ 52,157

---------------

(1) Market value of the Company's Common Stock at the time of exercise, minus the exercise price, multiplied by the number of shares underlying the options or SARs exercised.

(2) Value calculated by subtracting the exercise price from the market value of the Company's Common Stock on December 31, 1997, which was $20.71875 based on the average of the high and low sales price on December 31, 1997 on the New York Stock Exchange, multiplied by the number of shares underlying the unexercised options or SARs.

PENSION BENEFITS

     Certain employees of the Company, including each of its executive officers, are participants in the Company's Salaried Employees' Pension Plan (the "Pension Plan"). The table below illustrates the annual straight-life annuity benefits payable to an employee under the Pension Plan as if the employee were age 65 in 1997.

                         ESTIMATED ANNUAL PENSION BENEFIT FOR YEARS OF CREDITED SERVICE INDICATED
                       -----------------------------------------------------------------------------
       AVERAGE            5        10        15        20        25        30        35        40
     ANNUAL PAY         YEARS     YEARS     YEARS     YEARS     YEARS     YEARS     YEARS     YEARS
     ----------        -------   -------   -------   -------   -------   -------   -------   -------
$ 300,000............   24,600    49,200    73,800    98,400   123,000   147,600   172,200   196,800
   400,000...........   32,800    65,600    98,400   131,200   164,000   196,800   229,600   262,400
   500,000...........   41,000    82,000   123,000   164,000   205,000   246,000   287,000   328,000
   600,000...........   49,200    98,400   147,600   196,800   246,000   295,200   344,400   393,600
   700,000...........   57,400   114,800   172,200   229,600   287,000   244,400   401,800   459,200
   800,000...........   65,600   131,200   196,800   262,400   328,000   393,600   459,200   524,800
   900,000...........   73,800   147,600   221,400   295,200   369,000   442,800   516,600   590,400
 1,000,000...........   82,000   164,000   246,000   328,000   410,000   492,000   574,000   656,000
 1,100,000...........   90,200   180,400   270,600   360,800   451,000   541,200   631,400   721,600
 1,200,000...........   98,400   196,800   295,200   393,600   492,000   590,400   688,800   787,200
 1,300,000...........  106,600   213,200   319,800   426,400   533,000   639,600   746,200   852,800
 1,400,000...........  114,800   229,600   344,400   459,200   574,000   688,800   803,600   918,400
 1,500,000...........  123,000   246,000   369,000   492,000   615,000   738,000   861,000   984,000

     The Pension Plan is a noncontributory, tax-qualified plan and provides that the normal retirement age is 65. The benefits listed in the table above are not subject to any reduction for Social Security benefits or, with respect to the executive officers named in the Summary Compensation Table, for other offset amounts. The amount of pension payable at normal or later retirement under the Pension Plan is based on an employee's years of credited service and the employee's average pay (including salary, Incentive Compensation Plan payments that are not deferred, elective deferrals made under the Company's Savings Plan or Section 125 cafeteria plans, and severance pay (excluding officers), but excluding amounts deferred under a deferred compensation plan, income from an exercise of a stock option or SAR and certain other fringe benefits as specified in the Pension Plan) during the most highly paid five consecutive years of the employee's last ten years of employment. An employee who was employed by the Company on or after April 29, 1990, may elect to receive a lump sum payment at retirement in lieu of a pension.

     The Code places certain maximum limitations on the amount of benefits that may be payable under tax-qualified plans, such as the Pension Plan. Any excess over such maximum limitation calculated in accordance with the provisions of the Pension Plan will be paid separately by the Company through one or more unfunded excess benefit plans. Such excess benefit plans also provide benefits to certain employees in excess of those provided under the Pension Plan, based upon deferred compensation, severance pay and certain additional service that is not taken into account under the Pension Plan and to the extent the formula in effect for the Pension Plan prior to 1989 would produce a larger benefit than the current formula. Such additional benefits are calculated and included in the table above, with the exception of benefits related to the formula in effect prior to 1989 and a special supplemental benefit to Mr. Whitmire. In 1988, the Company adopted a trust pursuant to which the Company may, at its discretion, including in the event of a change of control, contribute amounts to the trust to provide for all or part of the benefits the Company is obligated to pay pursuant to the excess benefit plans. Any assets placed in the trust will remain subject to the general unsecured creditors of the Company.

     At December 31, 1997, the following individuals had the number of years of credited service indicated: Mr. Whitmire, 1; Mr. Krips, 33; Mr. Peabody, 16; Mr. Wilson, 12; and Mr. Kalmbach, 23. Mr. Whitmire is also entitled to receive a special supplemental benefit to ensure that he receives compensation for any loss of total pension benefit as a result of his retirement from his previous employer. See "Report of the Organization and Compensation Committee and the Section 16 Committee of the Board of Directors -- Chief Executive Officer Compensation."

EXECUTIVE SEVERANCE PLAN

     The Company's Executive Severance Plan provides for certain salary and other severance benefits to certain of the Company's employees, including each of the Company's executive officers, if the employee's employment with the Company is terminated under certain circumstances following a change of control (as defined therein) of the Company. For purposes of the Executive Severance Plan, the acquisition by affiliates of KKR of approximately 50% of the Common Stock from Allied (the "1985 Stock Acquisition") constituted a change of control of the Company. The period following such change of control through the later of March 31, 1999, or 24 months after a change of control is referred to as the "Protected Period." Since benefits are payable if employment with the Company is terminated during the Protected Period, benefits could be required to be paid in the future to employees who are covered by the Executive Severance Plan. The Executive Severance Plan does not restrict the termination of a participant's employment, and no benefits are payable if the participant voluntarily terminates his or her employment, accepts employment with the purchaser of assets from the Company, or receives a comparable offer of employment (as defined in the plan) by the purchaser of assets from the Company. Certain offers of continued employment either at lower compensation or that require a participant to change his or her work site are deemed involuntary terminations of employment. If a change of control occurs, certain reductions in benefits and changes in an employee's responsibilities are also deemed involuntary terminations of employment.

     After a review of a July 31, 1997 report from Towers Perrin, an independent consultant, and recommendations made by Towers Perrin based on such report, the Board approved amendments to the Executive Severance Plan at its September 1997 meeting. Such report contained a summary of typical industry change of control agreements based on a survey of over one hundred companies and of energy industry peer group (including companies in the Dow Jones Secondary Oil Index) change of control agreements. Such amendments include, among other matters, an expansion of the number of persons eligible for the plan including officers and certain key employees, an increase in the amount of benefits in the event of a change of control after September 5, 1997, an increase in the number of years of credited service for pension and excess benefit plans, the addition of a savings plan match, an excise tax gross-up in the event of a change of control and the "golden parachute" provision of the Code applies and outplacement services.

     A participant in the Executive Severance Plan who is involuntarily terminated other than for gross cause during the Protected Period is now entitled to receive his or her base salary together with incentive compensation payments for a period of not less than 24, nor greater than 36 months, as specified in the Executive Severance Plan as to such participant, or 36 months in the event a change of control occurs after September 5, 1997. Payments under the Executive Severance Plan will not continue, however, past the month in which the participant attains age 65. Also, an employee who is so terminated is entitled to have the months of payments credited toward calculation of benefits payable under the excess benefit plans. Under the Executive Severance Plan, Messrs. Whitmire, Krips and Peabody are entitled to 36 months of benefits, and Messrs. Wilson and Kalmbach are entitled to 24 months of benefits, except in the event of a change of control, Messrs. Wilson and Kalmbach are entitled to 36 months of benefits. See "Description of Certain Employment Agreements and Changes of Employment Arrangements." A participant entitled to Executive Severance Plan benefits is also entitled to receive a payment equal to 24% of his or her base salary, which is equivalent to three years of a Company match under the Company's Savings Plan at 8% a year, the continuation of certain basic life and medical insurance coverage and outplacement services. In the event any payments made under the Executive Severance Plan result in the imposition of excise tax under the "golden parachute" provision of the Code, such payments are grossed up so that the participant receives the net amount he or she is otherwise entitled to under the plan. An employee who either becomes entitled to salary and benefit continuation pursuant to the Executive Severance Plan after a change of control or who was receiving benefits pursuant to the Executive Severance Plan on the date of such change of control is entitled to receive in a lump sum any cash benefits which he or she is entitled to receive or which remain to be paid as of the change of control. Assuming that Messrs. Whitmire, Krips, Peabody, Wilson and Kalmbach were entitled to receive payments as of December 31, 1997, such payments would total $3,204,000, $1,535,760, $1,535,760, $1,395,360 and $1,248,480, respectively.

     The Company may generally terminate the Executive Severance Plan, but no termination of the Plan is permitted prior to the later of March 31, 1999, or 24 months after a change of control. In addition, no termination may adversely affect the rights of participants already receiving benefits at the time of termination.

DESCRIPTION OF CERTAIN EMPLOYMENT AGREEMENTS AND CHANGES OF EMPLOYMENT ARRANGEMENTS

     In connection with the 1985 Stock Acquisition by affiliates of KKR of approximately 50% of the Company's stock from Allied, the Company summarized in letter agreements its existing understandings with certain officers, including the executive officers named in the Summary Compensation Table, except Mr. Whitmire, regarding compensation and benefits. In all cases, these letter agreements provide for employment at will, which may be terminated by the Company or such officers at any time, with or without cause. The compensation and benefits summarized in the letter agreements are consistent with the Compensation and Benefits Agreement among the Company, Allied and affiliates of KKR, which was executed in connection with the 1985 Stock Acquisition, in part as an inducement for employees to continue employment with the Company. Such letter agreements have not been formally amended since the original date of the agreements to reflect changes made in benefits resulting from promotions and increased or changed job responsibilities.

     Currently, each of Messrs. Whitmire, Krips, Peabody, Wilson and Kalmbach has an annual incentive compensation (bonus), as determined by the Compensation Committee, and each is covered by the Executive Severance Plan, 1985 and 1992 Stock Option Plans (other than Mr. Whitmire), 1994 Incentive Plan, Deferred Plan, Pension Plan, Savings Plan, Supplemental Savings Plan and supplemental executive retirement plans. See "Executive Compensation and Other
Information -- Executive Severance Plan" and "Report of the Organization and Compensation Committee and the Section 16 Committee of the Board of Directors on Executive Compensation."

                         STOCK PRICE PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return (change in year-end stock price plus reinvested dividends) on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index and the Dow Jones Secondary Oil Industry Index for the period of five years ended December 31, 1997.

VALUE OF INVESTMENT ($)

                                                                                         DOW JONES
               MEASUREMENT PERIOD                                                        SECONDARY
             (FISCAL YEAR COVERED)                  UNION TEXAS         S&P 500             OIL
1992                                                         100.0             100.0             100.0
1993                                                         109.6             110.1             113.0
1994                                                         112.8             111.5             112.2
1995                                                         106.4             153.5             128.8
1996                                                         124.2             188.7             158.7
1997                                                         116.6             251.6             170.1

Assumes $100 invested December 31, 1992, in the Company's Common Stock, S&P 500 Stock Index and Dow Jones Secondary Oil Industry Index (dividends reinvested).

     The Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such Acts.

     There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future stock performance.

             REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE AND THE SECTION 16 COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

COMPENSATION PROGRAM

     The Company's compensation program for all executives, including the executive officers named in the Summary Compensation Table, is administered by the Compensation Committee and the Section 16 Committee of the Company's Board. The Compensation Committee currently consists of three members, all of whom are non-employee directors and two of whom are affiliated with the KKR Partnerships, which collectively own approximately 25.6% of the Company's Common Stock. The
Section 16 Committee currently consists of two members, both of whom are non-employee directors as defined under the Exchange Act and approves grants of options, stock, stock appreciation rights and other types of awards to Section 16 Officers. Set forth below is a report collectively submitted by the Compensation Committee and the Section 16 Committee (collectively the "Committees" and individually a "Committee") addressing the Company's executive compensation program for 1997.

     The Company's executive compensation program is designed to attract, motivate and retain executives critical to the long-term success of the Company. An important consideration in this philosophy is to relate the interests of the executive officers with those of the stockholders. In connection with this philosophy, the Compensation Committee approved a new compensation program for 1997, which places more emphasis on variable performance-based pay that is tied directly to the results of the Company. The new program strengthens, and the Company's proposed amendment to the 1994 Incentive Plan is intended to continue, the alignment between compensation and stockholder wealth creation. See "Proposal 3 -- Approval of Proposed Amendment to the 1994 Incentive Plan."

     The program is composed of four elements: a base salary, an annual bonus, long-term incentives in the form of stock options, and a comprehensive benefits program. The goal of the new program for all employees, including executive officers, is to establish base salaries at the market median, target bonus opportunities at the 65th percentile and grant stock options to all employees. All employees participate in the Company's annual incentive compensation program, which is based entirely on the Company meeting predetermined financial and strategic goals as approved by the Compensation Committee. Individual personal objectives for executive officers and other key employees have been eliminated. Specific award opportunities vary depending on the Company's performance level and the employee's salary grade. If the Company meets or exceeds its goals, then the expectation is that each employee's total direct compensation (i.e., salary, bonus and annualized long-term incentives) will be well above the market median (50th percentile).

     The Committees annually review the Company's executive compensation program on the basis of information provided by the Company, as well as studies, data and reports provided by independent consultants. Each component of the executive compensation program is described below.

BASE SALARIES

     The objective of the Company's base salary program for key management positions is to provide its executives with base salary opportunities that are competitive with similar positions in companies similar in size to the Company, based on annual revenues (referred to in this report as "comparable companies"). In order to motivate and retain key executives critical to the long-term success of the Company, the Company has established certain practices in regard both to base salary and to the relationship of incentive bonus to predetermined performance-oriented goals for the Company. The base salaries established for 1997 for the executive officers of the Company were reviewed at the January meeting of the Compensation Committee. In setting such base salaries, the Compensation Committee reviewed compensation data for comparable companies, including a comparison of market compensation data from a December 1996 comprehensive study that included detailed market data regarding base salaries, annual incentives and long-term incentives, prepared by Towers Perrin, an independent consultant (the "Consultant Study"), and analyzed the Company's executive compensation program. The Consultant Study included data collected from nationally recognized private and published compensation surveys of energy and other industry companies of comparable size to the Company for fiscal year 1996, but did not necessarily include data from proxy statements published in 1996 for fiscal year 1995 for the companies included in the Dow Jones Secondary Oil Industry published index.

     The data obtained from the foregoing surveys is more reflective of competitive compensation among companies of similar size, based on annual revenues, than the data pertaining to companies included in the Dow Jones Secondary Oil Industry published index for purposes of the Company's Stock Price Performance Graph, which index includes several companies that are much larger and other companies that are smaller than the Company in terms of annual revenues. The energy and other industry survey data provide more detail about actual current compensation practices and levels to the Compensation Committee than information from proxy statements published in prior years. With the data collected, the Compensation Committee's objective for 1997 was to establish the executives' salary at the market median (50th percentile) and bonus opportunities at the 65th percentile in an effort to be competitive with compensation provided to executives at comparable companies. The Company believes it is crucial to provide strongly competitive salaries in order to attract and retain managers who are highly talented. The specific competitive markets considered depend on the nature and level of the particular positions and the labor markets from which qualified individuals would be recruited for such positions. Base salary levels also reflect the performance of each individual employee over time. Thus, employees with higher levels of performance sustained over time will be paid correspondingly higher salaries. The Chief Executive Officer and the senior human resources executive of the Company reviewed with the Compensation Committee a proposed 1997 salary plan for the Company's executive officers, following which the Compensation Committee approved the proposed plan at the January 1997 meeting. Three executive officers, including one of the executive officers named in the Summary Compensation Table, received salary increases at levels considered appropriate in view of the duties and scope of responsibilities of each such officer's position and were in a range generally consistent with the market median (50th percentile) of comparable companies.

ANNUAL INCENTIVES

     The objective of the Company's annual incentive bonus, a pay-for-performance program under the 1994 Incentive Plan, is to motivate and reward individuals based on contributions to business results. The Compensation Committee administers the Company's incentive program, recommends to the Board the aggregate amount of incentive compensation and approves individual officer awards. The Board approves the aggregate amount of the incentive compensation awards to all participants.

     The annual bonus in 1997 was tied directly to the results of the Company and was based upon achievement of performance-oriented goals, 65% of which were financial measures and 35% of which were strategic objectives. These goals and their weightings were approved by the Compensation Committee at its January 1997 meeting. In addition, a target bonus was approved for each employee based on salary grade. The target is adjusted based on the Company's achievement of these goals. Annual bonus target as a percentage of salary ranged from 40% to 50% for each of the executive officers named in the Summary Compensation Table, except for the Chief Executive Officer. See "Chief Executive Officer Compensation" below. If the Company exceeds its goals, such executive officers may receive a maximum of up to 80% to 100% of their salary as their bonus and, conversely, such officers may receive a reduced bonus or no bonus payment if the Company does not attain the goals. Each employee's award, including for executive officers, can be adjusted up or down by as much as 25% depending on individual performance to allow the Company discretion in rewarding individual performance.

     For 1997, the financial measures considered in the incentive compensation program included net income, net cash flow, reserve replacement, total shareholder return and economic value added from reserves. The total shareholder return measure compared the Company's return relative to the return of the companies in the Dow Jones Secondary Oil Industry published index. Financial results were measured against predetermined target performance levels approved by the Compensation Committee. The remaining portion of the awards was based on the achievement of certain strategic objectives, which were performance-oriented goals that directly supported the Company's overall business objectives, which included the development of a risk balanced exploration portfolio, the initiation of a significant industry project, the development of enhanced production ventures, the acquisition of producing or developing reserves and the control of cash operating costs and expenses. The accomplishment of such measures and objectives, as well as other significant growth initiatives achieved during the year, was evaluated by the Chief Executive Officer. The results of this evaluation were reflected in a recommended award for each employee, including executive officers.

     All employees, including the executive officers, received a bonus on the basis of percentage award levels previously approved by the Compensation Committee at its January 1997 meeting. In certain cases, an award to an employee, including an officer, was adjusted upward or downward by senior management, as much as 25% in either direction, to allow senior management discretion in rewarding performance. These adjustments were subject to approval by the Chief Executive Officer, and with respect to adjustments to awards for officers, approval by the Compensation Committee. The Chief Executive Officer reviewed all of the calculated awards for certain key salaried employees, including officers, adjusted such awards as he deemed appropriate and reviewed with the Compensation Committee at the February 1998 meeting a list of recommended awards for all officers of the Company. Bonuses as a percentage of salary ranged from 61% to 65% for each of the officers named in the Summary Compensation Table, excluding the Chief Executive Officer. See "Chief Executive Officer Compensation" below. Such awards were above target because the Company on a weighted completion basis exceeded its financial measures and strategic objectives in 1997. The awards resulted in total cash compensation (base salary plus bonus) for executive officers generally reflective of the 65th percentile of comparable companies.

LONG-TERM INCENTIVES

     Another important consideration in the compensation philosophy of the Company is to align the interests of the directors, key executive officers and employees with the long-term interests of the stockholders of the Company. The 1994 Incentive Plan provides authority for the Committees to use a range of long-term incentive awards in various forms as part of the Company's overall compensation program. In connection with this philosophy, the Company historically has attempted to periodically award its employees with stock options whose value depends upon an increase in the value of the Common Stock of the Company. The use of stock options is an integral part of the entire compensation package of the employees of the Company, which also serves as a pay-for-performance plan. Through providing the executives an opportunity for stock ownership, stock options reward executives, on the basis of the Company's future performance reflected in increased stock price, for long-term service to the Company and for enhancing shareholder value. Accordingly, the long-term stock options are granted to vest over time without regard to the number of options held currently by each executive officer on the date of grant. By working to increase the Company's stock value, one of the Company's performance goals is met, and the executives and employees are likewise compensated through increased option value. See "Election of Directors -- Director Compensation."

     On October 23, 1997, the Committees granted a total of 1,613,200 stock options pursuant to the 1994 Incentive Plan, which plan was previously approved by the stockholders. Options were received by all U.S.-based employees, including the named executive officers as described in the Summary Compensation Table and the Option/SAR Grants in 1997 Table. The option exercise price is equal to the fair market value of the stock on October 23, 1997, the date of the grants. The 1997 option grants vest at a rate of 25% per year beginning one year after the grant date.

     Consistent with the Company's objective that each employee's total direct compensation be well above the market median, the Committees' overall stock option grant guidelines for employees, including officers were generally to position grants at the 75th percentile of the competitors. At its October 1997 meeting, the Committees reviewed a September 1997 update of the Consultant Study and analyzed the executive compensation program. The results of the updated study indicated that the officers total direct compensation levels were generally competitive with the 65th percentile of the market. A history of stock options granted to officers from 1985 to such October 1997 meeting was also provided. The number of shares subject to option grants varied based on job grade classification. In recognition of the success of the Company in implementing the Company's growth strategies, the 1997 stock option grants were at the market 75th percentile, except for the Chief Executive Officer. See "Chief Executive Officer Compensation" below.

     Consistent with the Company's philosophy that compensation should be significantly aligned to stockholder value, the Committees have proposed the Amended 1994 Plan for stockholder approval. See "Proposal 3 -- Approval of Proposed Amendment to 1994 Incentive Plan." A copy of the plan document is provided as Appendix A to this Proxy Statement. The proposed amendment increases the number of shares of Common Stock available for award from four million to a total of eight million. If the Amended 1994 Plan is approved by the stockholders, grants of stock options or other awards will allow the Committees to continue to use stock options under such plan as a long-term incentive to motivate, attract and retain high-quality executive talent.

STOCK OWNERSHIP PHILOSOPHY

     To further strengthen the tie between directors, key executive officers and the long-term interests of stockholders, the Compensation Committee at its May 1997 meeting approved a program designed to build stock ownership among the directors and key executive officers. The various aspects of the program are discussed below.

     First, stock ownership guidelines were established for officers and Eligible Directors. See "Election of Directors -- Director Compensation." Guidelines for the Chief Executive Officer were set at three times his annual salary, and for other officers at two or one times their annual salary, depending on position, with the expectation that the executives would attain their respective ownership levels within a five year period. The guidelines and each officer's individual ownership level in relationship with the guidelines are reviewed with the Compensation Committee annually. As of December 31, 1997, each of the executive officers in the Summary Compensation Table, except the Chief Executive Officer and Chief Financial Officer, have met the applicable guidelines; however, as of the date of this report, the Chief Executive Officer has met the guidelines with the deferral of his 1997 incentive bonus into restricted shares of the Company's Common Stock pursuant to the Deferred Plan. See "Chief Executive Officer Compensation" below.

     Second, the Committees approved the adoption of a non-qualified deferred compensation plan (the "Deferred Plan") to provide the opportunity for directors to defer up to 100% of their annual retainer fee in increments of 25% (see "Election of Directors -- Director Compensation"), officers and certain key employees to defer up to 50% of their base salaries in increments of 10% and key employees, including officers, to defer up to 100% of their annual incentive awards in increments of 25%. In addition, to provide more opportunities to build personal stock ownership, officers, key employees and directors are eligible to defer a portion or all of their annual incentive award and annual retainer fee, respectively, into restricted shares of the Company's Common Stock. Restrictions on the shares of stock received lapse at a rate no more quickly than 25% per year from the award date. In addition to the restricted share option election, participants in the Deferred Plan are allowed to select one of the following interest accrual options: Company phantom stock account, mutual funds program account or an interest account. A trust was established to secure these deferred compensation amounts. Any assets placed in the trust will remain subject to the general unsecured creditors of the Company. Currently, Mr. Whitmire has elected to participate in the Deferred Plan for 1998.

OTHER COMPENSATION PROGRAMS AND POLICIES

     Another aspect of the Company's compensation package is to encourage employees to save for the future through the Savings Plan. The Savings Plan permits most regular salaried employees of the Company to contribute a percentage of their annual base salary to the Savings Plan on a before-tax basis. A participant's contributions to the Savings Plan are matched by the Company. Generally, the Company's basic matching contribution is an amount equal to 100% of the first 8% of the participant's annual base salary contributed to the Savings Plan, which 8% is referred to as the participant's basic contribution. To encourage alignment of the employees' and stockholders' long-term financial interests, all of the Company's contributions to the Savings Plan are invested in the Company's Common Stock, and participants may elect to invest their contributions in ten investment funds, including the one invested in the Company's Common Stock. The Code places certain maximum limitations on the amount of contributions which otherwise could be contributed to the Savings Plan. Highly compensated participants limited by such provisions, which include all of the executive officers, may contribute to the Supplemental Savings Plan and have their contributions matched by the Company in cash in accordance with the terms of the Supplemental Savings Plan. The Supplemental Savings Plan is unfunded, and benefits are paid from the general assets of the Company. Company contributions to the Supplemental Savings Plan in 1997 were $214,985.07, and 1997 contributions of $214,985.07 were made by the participants. See the Summary Compensation Table for information with respect to each named executive officer.

     The Company has certain broad-based employee benefit plans in which all employees, including the executives, participate, such as life and health insurance plans and the Company's Matching Gifts Program, under which program the Company currently will match a maximum of $10,000 of gifts by employees and directors to eligible institutions per participant per year. Also, the executives of the Company are provided director and officer insurance coverage. The incremental cost to the Company of the executives' benefits provided under these plans is not material to the Company. For employee participants (which include all of the executive officers) whose benefits under the Savings Plan or Pension Plan are reduced or restricted due to tax law limits, the Company has applicable excess supplemental benefit plans. Benefits under these plans are not directly or indirectly tied to Company performance.

     Section 162(m) of the Code limits the tax deduction that the Company may take with respect to the compensation of certain executive officers, unless the compensation is "performance based" as defined in the Code. The Company's 1997 executive compensation, other than with respect to the Chief Executive Officer, was within the provisions for the $1 million deductibility cap set forth in
Section 162(m) of the Code. Stock options granted under the 1992 Stock Option Plan and the 1994 Incentive Plan are intended to qualify for exemption from the cap. To the extent a committee has discretion in its decision making that is not permissible under the Code, certain awards such as annual incentive bonuses will not meet the requirement of deductibility under the Code. The Committees intend to continue to monitor developments under the tax law and consider actions that may be taken in the future that would enable any compensation in excess of $1 million paid to its executives who are "covered persons" under the provisions of
Section 162(m), which generally includes the Chief Executive Officer and the four other most highly compensated executive officers of the Company who are officers on the last day of the tax year, to be deductible. However, awards that are not intended to qualify under Section 162(m) will be paid without regard to the limitation on deductibility thereunder.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Whitmire participates in the same compensation program as do the other executives of the Company. In accordance with the discussion above of the Company's philosophy for executive compensation, a significant portion of the compensation for the Chief Executive Officer is based upon the Company's performance. Mr. Whitmire's annual base salary remained at $600,000 for 1997 and his annual cash bonus target under the Company's incentive compensation program was 70% of his base salary. On October 23, 1997, Mr. Whitmire was granted options to purchase 175,000 shares of Common Stock at $23.03125 per share under the 1994 Incentive Plan. Such grant was above the 75th percentile of the market to reflect his significant contribution to the Company over the past year in advancing the various growth strategies of the Company. Mr. Whitmire currently owns 85,388 shares of Company Common Stock and has been granted a total of 520,000 stock options. See "Voting Securities and Certain Beneficial Owners" and "Executive Compensation and Other Information -- Option/SAR Exercises and Holdings." Mr. Whitmire also will receive a special supplemental benefit to ensure that he receives compensation for any loss of total pension benefit as a result of his early retirement from his former employer to become the Chief Executive Officer of the Company.

     Mr. Whitmire's discretionary annual incentive bonus for 1997 was $600,000, which was 100% of his base salary and approximated 50% of his combined bonus and salary compensation for 1997. His annual incentive compensation was based on the achievement of financial and strategic objectives by the Company, as described above. The Compensation Committee evaluated the attainment of the Company's financial and strategic objectives and approved Mr. Whitmire's 1997 bonus. His award was above target because the Company exceeded on a weighted completion basis its financial measures and strategic objectives in 1997. The Committee also approved an upward adjustment to his award to reward Mr. Whitmire's performance over the past year. Mr. Whitmire elected to defer all of his 1997 incentive bonus into restricted shares of Common

Stock pursuant to the Deferred Plan. Also, Mr. Whitmire participated in the Supplemental Savings Plan as reflected in the Summary Compensation Table. Mr. Whitmire's compensation in excess of $1 million for 1997 did not qualify for deductibility under the provisions of Section 162(m) of the Code. Since the Compensation Committee applied discretion to its decision making for 1997 awards that is not permissible under the Code, its annual incentive bonus to Mr. Whitmire did not and was not intended to meet the requirements for deductibility under the Code. The Compensation Committee believes the payment of the annual incentive bonus was in the best interests of the Company. Although the excess amount was not deductible, it was not material.

     The report of the Committees shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     Organization and Compensation Committee:
         Edward A. Gilhuly
         Michael W. Michelson
         Richard R. Shinn

     Section 16 Committee:
         Glenn A. Cox
         Richard R. Shinn

February 26, 1998

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     Two of the current members of the Compensation Committee, Mr. Michelson and Mr. Gilhuly, are affiliates of KKR and the KKR Partnerships. The KKR Partnerships collectively own approximately 25.6% of the Company's outstanding Common Stock. In connection with the 1985 Stock Acquisition, the Company agreed to pay each of KKR and Allied a fee for financial advisory services of $250,000 per year, increasing at a compounded rate of 10% per annum. The Company is obligated to continue to pay this annual advisory service fee to KKR until KKR or its affiliates own less than 20% of the number of shares of Common Stock outstanding. During 1997, KKR was paid $748,943 for such financial advisory services pursuant to this Consulting Agreement. See "Voting Securities and Certain Beneficial Owners."

                             STOCKHOLDER PROPOSALS

     To be considered for inclusion in the Company's Proxy Statement relating to the 1999 Annual Meeting of Stockholders, a stockholder proposal must be received in proper form at the Company's principal executive office no later than November 24, 1998, and must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act. See "Election of Directors" and the Company's Bylaws for notice procedures to recommend a person for nomination as a director and to propose business to be considered by the stockholders at a meeting, including one that is not the subject of a proposal timely submitted for inclusion in the Company's proxy statement.

                 ANNUAL REPORT AND INFORMATION FOR STOCKHOLDERS

     The annual report to stockholders, including consolidated financial statements, accompanies this Proxy Statement but does not constitute a part of the proxy soliciting materials. THE COMPANY WILL FURNISH WITHOUT CHARGE AN ADDITIONAL COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, INCLUDING FINANCIAL STATEMENTS BUT WITHOUT EXHIBITS, TO EACH PERSON WHOSE VOTE IS SOLICITED BY THIS PROXY STATEMENT, UPON WRITTEN REQUEST TO JOHN M. ZIMMERMAN, VICE PRESIDENT -- INVESTOR RELATIONS, UNION TEXAS PETROLEUM HOLDINGS, INC., 1330 POST OAK BLVD., HOUSTON, TEXAS 77056. Upon the payment of the Company's reasonable expense of furnishing the exhibit requested, the Company, upon request, will furnish any exhibit to the Form 10-K to any person whose vote is solicited by this Proxy Statement.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership (Forms 3, 4 and 5) of Common Stock and other equity securities of the Company with the SEC and the New York Stock Exchange. Officers, directors and greater-than-10% beneficial holders are required by SEC regulation to furnish the Company with copies of all such forms that they file.

     To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company and, if applicable, written representations from certain reporting persons, that no reports on Form 5 were required. The Company believes that during the fiscal year ended December 31, 1997, its officers, directors and greater-than-10% beneficial owners complied with all applicable Section 16(a) filing requirements.

                                            By Order of the Board of Directors

                                            /s/ AMY J. WATKINS

                                            AMY J. WATKINS
                                            Secretary

Houston, Texas
March 24, 1998

                                                                      APPENDIX A

                      UNION TEXAS PETROLEUM HOLDINGS, INC.
                              1994 INCENTIVE PLAN
                           (AS AMENDED AND RESTATED)

SECTION 1. Purpose of the Plan.

     The Union Texas Petroleum Holdings, Inc. 1994 Incentive Plan (the "Plan") is intended to promote the interests of Union Texas Petroleum Holdings, Inc., a Delaware corporation (the "Company"), by encouraging employees of the Company, its subsidiaries and affiliated entities, and non-employee directors of the Company to acquire or increase their equity interest in the Company and to provide a means whereby employees may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company thereby advancing the interests of the Company and its shareholders. The Plan is also contemplated to enhance the ability of the Company, its subsidiaries and affiliated entities to attract and retain the services of individuals who are essential for the program, growth and profitability of the Company.

SECTION 2. Definitions.

     As used in the Plan, the following terms shall have the meanings set forth below:

          "Affiliate" shall mean (i) any entity that, directly or through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

          "Award" shall mean any Option, Stock Appreciation Right, Restricted Stock, Performance Award, Stock Compensation Award, Deferred Shares, Bonus Shares, Other Stock-Based or Cash Award.

          "Award Agreement" shall mean any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

          "Board" shall mean the Board of Directors of the Company.

          "Bonus Shares" shall mean an award of Shares granted pursuant to
     Section 6(e) of the Plan.

          "Cash Award" shall mean an award payable in cash granted pursuant to
     Section 6(g) of the Plan.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

          "Committee" shall mean the Organization and Compensation Committee of the Board.

          "Covered Employees" shall have the meaning specified in Section 162(m)(3) of the Code.

          "Deferred Shares" shall mean an Award of the right to receive Shares issued at the end of a Restricted Period which is granted pursuant to
     Section 6(f) of the Plan.

          "Disability" shall mean (i) with respect to an Employee, becoming permanently disabled under the standards of the Company's or Affiliate's long-term disability program as determined by the Committee or (ii) with respect to an Eligible Director, inability to perform duties and services as a director of the Company by reason of a medically determinable physical or mental impairment supported by medical evidence which in the opinion of the Committee can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months.

          "Eligible Director" shall mean a director of the Company who is not
     (i) an Employee or (ii) a general partner, limited partner or employee of Kohlberg Kravis Roberts & Co.

          "Employee" shall mean any employee of the Company or of any Affiliate.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Fair Market Value" shall mean the fair market value of the property or other item being valued, as determined by the Committee. With respect to Shares, if the Shares are traded on a national stock exchange, the fair market value of a Share on a particular date shall be equal to the average of the reported high and low sales prices of the Share on such exchange on that date, or if no prices are reported on that date, on the last preceding date on which such prices of the Share are so reported. If the Shares are publicly traded but are not traded on a national stock exchange at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the closing bid and asked price of the Share on the most recent date the Shares were publicly traded. In the event the Shares are not publicly traded at the time a determination of its fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

          "Incentive Stock Option" or "ISO" shall mean an option granted under
     Section 6(a) of the Plan that is intended to qualify as an "incentive stock option" under Section 422 of the Code or any successor provision thereto.

          "Non-Qualified Stock Option" or "NQO" shall mean an option granted under Sections 6(a) or 6(h) of the Plan that is not intended to be an Incentive Stock Option.

          "Option" shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

          "Other Stock-Based Award" shall mean any right granted under Section 6(g) of the Plan.

          "Participant" shall mean any individual granted an Award under the Plan. Any other provisions hereof to the contrary notwithstanding, no Eligible Director may receive benefits under this Plan except for Non-Qualified Stock Options as provided in Section 6(h).

          "Performance Award" shall mean any right granted under Section 6(d) of the Plan.

          "Person" shall mean individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

          "Restricted Period" shall mean the period established by the Committee with respect to an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant.

          "Restricted Stock" shall mean any Share, prior to the lapse of restrictions thereon, granted under Section 6(c) of the Plan.

          "Retirement" shall mean (i) with respect to an Employee, retirement as determined by the Committee, and (ii) with respect to an Eligible Director, termination of service as a director or honorary director, after at least five (5) years of continuous service.

          "Rule 16b-3" shall mean Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

          "SEC" shall mean the Securities and Exchange Commission, or any successor thereto.

          "Section 16 Committee" shall mean a committee consisting of two or more members of the Board, each of whom satisfy the requirements of the definition of a "non-employee director" under Rule 16b-3.

          "Shares" or "Common Shares" or "Common Stock" shall mean the common stock of the Company, $0.05 par value, and such other securities or property as may become the subject of Awards or become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

          "Stock Appreciation Right" or "Right" shall mean any right to receive the appreciation of Shares granted under Section 6(b) of the Plan.

          "Stock Compensation" shall mean any right granted under Section 6(e) of the Plan.

          "Substitute Award" shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by (i) a company acquired by the Company or one or more of its Affiliates, or (ii) a company with which the Company or one or more of its Affiliates combines.

SECTION 3. Administration.

     The Plan shall be administered by the Committee, which Committee shall consist of at least two members. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants;
(ii) determine the type or types of Awards to be granted to an eligible Employee; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;
(viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any stockholder and any Employee. The provisions of this Section 3 with respect to decisions made by, and authority of, the Committee shall be subject to the controlling provisions of Section 6(h). Notwithstanding the foregoing, the Section 16 Committee shall have full power and authority to take any of the actions described in clauses (i) through (ix) above and any other action necessary or desirable to ensure compliance with the requirements of, and to provide the exemption of transactions under the Plan pursuant to, Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, and further, to ensure compliance with the requirements of Section 162(m) of the Code and the rules and regulations promulgated thereunder, to the extent Awards are intended to qualify thereunder. References in the Plan to the "Committee" shall mean the "Section 16 Committee" when it is necessary or desirable that such action be taken by the Section 16 Committee and not by the Committee to satisfy such objectives.

SECTION 4. Shares Available for Awards.

     (a) Shares Available. Subject to adjustment as provided in Section 4(c), the number of Shares with respect to which Awards may be granted under the Plan shall be 8,000,000. If, after the effective date of the Plan, any Shares covered by an Award granted under the Plan, or to which such an Award relates, are forfeited, or if an Award otherwise terminates or is canceled without the delivery of Shares or of other consideration, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, to the extent of any such forfeiture, termination or cancellation, shall again be, or shall become, to the extent permissible under Rule 16b-3, Shares with respect to which Awards may be granted. In the event that any Option or other Award granted hereunder is exercised through the delivery of Shares, the number of Shares available for Awards (other than an Incentive Stock Option) under the Plan shall be increased by the number of Shares surrendered, to the extent permissible under Rule 16b-3. Notwithstanding the foregoing, no more than 2,400,000 Shares available for Awards shall be issued as Restricted Stock.

     (b) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

     (c) Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted,
(ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, in each case, that with respect to Awards of Incentive Stock Options and Awards intended to qualify as performance based compensation under Section 162(m)(4)(C) of the Code, no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate
Section 422(b)(1) of the Code or would cause such Award to fail to so qualify under Section 162(m) of the Code, as the case may be, or any successor provisions thereto; and provided, further, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

SECTION 5. Eligibility.

     Eligible Directors shall be granted Awards only pursuant to Section 6(h) of the Plan. All Employees shall be eligible to be designated a Participant for Awards under the Plan, other than Awards granted pursuant to Section 6(h) to Eligible Directors. However, no Employee under this Plan may receive in any calendar year Stock Options and/or Rights that, in the aggregate, are with respect to more than 500,000 Shares (tandem Awards shall be deemed to be one Award for this purpose).

SECTION 6. Awards.

     (a) Options. Subject to the provisions of the Plan, the Committee shall have authority to determine the Employees to whom Options shall be granted, the number of Shares to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the option including the following terms and conditions and such additional terms and conditions, as the Committee shall determine are not inconsistent with the provisions of the Plan.

          (i) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee at the time each Option is granted; provided, however, that the purchase price per Share shall not be less than 100% of the Fair Market Value on the date of grant, except in the case of Options that are Substitute Awards.

          (ii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms (which may include, without limitation, cash, Shares, outstanding Awards, Shares that would otherwise be acquired upon exercise of the Option, other securities or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which payment of the exercise price with respect thereto may be made or deemed to have been made. Pursuant to Section 7(b) of the Plan, the Committee may, at its discretion, accelerate the time at which Options may be exercised and otherwise modify the time or methods of exercise of the Options.

          (iii) Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of
     Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. Incentive Stock Options may be granted only to employees of the Company and its "subsidiaries" within the meaning of
     Section 424(f) of the Code.

     (b) Stock Appreciation Rights. Subject to the provisions of the Plan, the Committee shall have authority to determine the Employees to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right Award, the grant price thereof and the conditions and limitations applicable to the exercise thereof. A Stock Appreciation Right may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award. A Stock Appreciation Right granted in tandem with or in addition to another Award may be granted either at the same time as such other Award or at a later time.

          (i) Grant Price. The grant price of a Stock Appreciation Right shall be determined by the Committee; provided, however, that the grant price shall not be less than 100% of the Fair Market Value on the date of grant or on the date of original grant of any related Award, except in the case of Stock Appreciation Rights that are Substitute Awards.

          (ii) Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at or after the grant of a Stock Appreciation Right, the term, methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of Stock Appreciation Rights granted or exercised prior to such determination as well as Stock Appreciation Rights granted or exercised thereafter. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

     (c) Restricted Stock. Subject to the provisions of the Plan, the Committee shall have authority to determine the Employees to whom Restricted Stock shall be granted, the number of Shares of Restricted Stock to be granted to each such Participant, the duration of the Restricted Period during which, and the conditions under which, the Restricted Stock may be forfeited to the Company, and the other terms and conditions of such Awards.

          (i) Dividends. Unless otherwise determined by the Committee, Restricted Stock Awards shall provide for the payment of dividends during the Restricted Period. Any Restricted Stock Award may require that any or all dividends or other distributions paid on the Restricted Stock during the Restricted Period be automatically sequestered and held in a bookkeeping cash account (with or without interest) or reinvested on an immediate or deferred basis in additional shares of Common Stock, which credit or shares may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine. Dividends paid on Restricted Stock may be paid directly to the Participant, may be subject to risk of forfeiture and/or transfer restrictions during any period established by the Committee, all as determined by the Committee in its discretion.

          (ii) Registration. Any Restricted Stock may be evidenced in such manner as the Committee shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

          (iii) Forfeiture and Restrictions Lapse. Except as otherwise determined by the Committee or the terms of the Award that granted the Restricted Stock, upon termination of a Participant's employment (as determined under criteria established by the Committee, including, without limitation, in the Committee's discretion, goals described under Section 6(d)(i)) for any reason during the applicable Restricted Period, all Restricted Stock shall be forfeited by the Participant and re-acquired by the Company. The Committee may, when it finds that a waiver would be in the best interests of the Company and not cause such Award, if it is intended to qualify as performance based compensation under Section 162(m) of the Code, to fail to so qualify under Section 162(m) of the Code, waive in whole or in part any or all remaining restrictions with respect to such Participant's Restricted Stock. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the holder of Restricted Stock promptly after the applicable restrictions have lapsed or otherwise been satisfied.

          (iv) Transfer Restrictions. During the Restricted Period, Restricted Stock will be subject to the limitations on transfer as provided in Section 6(i)(iii).

     (d) Performance Awards. The Committee shall have authority to determine the Employees who shall receive a Performance Award, which shall (A) consist of a right, denominated or payable in cash, Shares, Deferred Shares, other securities or other property (including, without limitation, Restricted Stock, or any combination thereof), and (B) confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, such holder, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish.

          (i) Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount of any payment or transfer to be made pursuant to any Performance Award. Without limiting the generality of the foregoing, it is intended that the Committee may establish performance goals applicable to Performance Awards granted to Participants who, in the judgment of the Committee, may be Covered Employees in such a manner as shall permit payments with respect thereto to qualify as "performance-based compensation" as described in
     Section 162(m)(4)(C) of the Code. It is specifically provided that the material terms of such performance goals for Participants who, in the judgment of the Committee, may be Covered Employees, shall, until changed by the Committee with the approval of the stockholders, if such stockholder approval is required by the Code, be as follows: (x) the business criteria on which the performance goals shall be based shall be the attainment of such target levels of either net income, cash flows, reserve additions or revisions, economic value added from reserves, total capitalization, total shareholder return, assets, exploration successes, production volumes, finding and development costs, costs reductions and savings, reportable incidents in safety or environmental matters, return on sales, profit margin, earnings per share or strategic or personal objectives tied to the foregoing, operational studies, implementing policies and plans, negotiating transactions and sales, developing long-term business goals, managerial responsibilities and assessments as may be specified by the Committee; and (y) the maximum amount of compensation that may be paid to any one Participant with respect to any one year shall be $1.5 million under an annual performance bonus Award and $1.5 million under a long-term Award with a performance period longer than one fiscal year.

          (ii) Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Committee, on a deferred basis.

     (e) Stock Compensation and Bonus Shares.

          (i) Stock Compensation. The Committee shall have the authority, in its discretion, to pay in Shares all, or such portion as it shall determine, of amounts payable (x) under any Award of the Plan, other than Performance Awards payable in cash as a short term annual incentive or Cash Awards granted in tandem with Restricted Stock or (y) if requested by an Employee, under any compensation program of the Company. The number and type of Shares to be distributed in lieu of the cash compensation to which an Employee would otherwise be entitled, as well as the terms and conditions of any such bonus awards, shall be determined by the Committee.

          (ii) Bonus Shares. The Committee may also grant Bonus Shares to eligible Employees. Each Bonus Share shall constitute a transfer of Common Shares to the Participant, without other payment therefor, as additional compensation for the Participant's services to the Company.

     (f) Deferred Shares. The Committee may also grant Awards of Deferred Shares to eligible Employees upon such terms and conditions as the Committee may determine.

          (i) Terms and Conditions. Each Deferred Share award shall constitute an agreement by the Company to issue or transfer a specified number of Shares to the Participant in the future, subject to the fulfillment during the Restricted Period of such conditions, including performance objectives or, as described in Section 6(d)(i), performance goals, if any, as the Committee may specify at the date of grant. During the Restricted Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Deferred Shares and shall not have any right to vote such shares.

          (ii) Dividends. Any Deferred Share award may provide that any or all dividends or other distributions paid on Shares during the Restricted Period be credited in a cash bookkeeping account (without interest) or that equivalent additional Deferred Shares be awarded, which account or shares may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

     (g) Other Stock-Based and Cash Awards.

          (i) Other Stock Based Awards. The Committee is hereby authorized to grant to eligible Employees an "Other Stock-Based Award," which shall consist of a right (i) which is not an Award or right described in Section 6(a), (b), (c), (d), (e) or (f) above and (ii) which is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Committee to be consistent with the purposes of the Plan; provided, that any such rights must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 and applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award.

          (ii) Cash Awards. Subject to the provisions of the Plan, the Committee shall have authority to determine the Employees to whom Cash Awards shall be granted, the amount, and the terms or conditions, if any, as additional compensation for the Employee's services to the Company or its Affiliates. A Cash Award may be granted (simultaneously or subsequently) in tandem with another Award and may entitle a Participant to receive a specified amount of cash from the Company upon such other Award becoming taxable to the Participant, which cash amount may be based on a formula relating to the anticipated taxable income associated with such other Award and the payment of the Cash Award or other terms determined by the Committee.

     (h) Awards to Eligible Directors.

          (i) Initial Granting of Options. Subject to stockholder approval of the Plan pursuant to Section 10, and to the limitation of the number of shares of Stock set forth in Section 4(a), each Eligible Director who is elected or appointed to the Board for the first time on or after the effective date of this Plan amendment shall receive, as of the date of his or her election or appointment and without the exercise of the discretion of any person or persons, a Non-Qualified Stock Option exercisable for 5,000 shares of Stock (subject to adjustment in the same manner as provided in Section 7 hereof with respect to shares of Stock subject to Options then outstanding). Any nominee Eligible Director may make an irrevocable election in advance of election not to receive an option pursuant to this
     Section 6(h)(i).

          (ii) Annual Granting of Options. Subject to stockholder approval of the Plan pursuant to Section 10, and to the limitation of the number of shares of Stock set forth in Section 4(a), as of the date of the annual meeting of the stockholders of the Company in each year that the Plan is in effect as provided in Section 11 hereof (commencing with the 1998 annual meeting of stockholders), each Eligible Director who is in office immediately after such meeting and who is not then entitled to receive an Option pursuant to the preceding provisions of this Section 6(h) shall receive, without the exercise of the discretion of any person or persons, a Non-Qualified Stock Option exercisable for 3,000 shares of Stock (subject to adjustment in the same manner as provided in Section 7 hereof with respect to shares of Stock subject to Options then outstanding). Any Eligible Director may make an irrevocable election in advance not to receive an option pursuant to this Section 6(h)(ii).

          (iii) Other Terms and Conditions. The following provisions are applicable to Options granted pursuant to Sections 6(h)(i) and (ii):

             A. Options shall be exercisable on the day following the date of grant.

             B. The purchase price of a Share covered under an Option granted under this Section 6(h) shall be the Fair Market Value of a Share on the date of grant.

             C. The Option may be exercised in full at one time or in part from time to time by giving written notice, signed by the optionee exercising the Option, to the Company, stating the number of Shares with respect to which the Option is being exercised, accompanied by payment in full for such Shares, which payment may be in whole or in part in Shares of the Company already owned by said optionee, valued at Fair Market Value; provided, however, that (i) no Option shall be exercisable after ten
        (10) years from the date on which it was granted, and (ii) there shall be no such exercise at any one time for fewer than one hundred (100) Shares or for all of the remaining Shares then purchasable by the optionee exercising the Option, if fewer than one hundred (100) Shares.

             D. Each Option shall expire ten (10) years from the date of grant thereof, but shall be subject to earlier termination as follows. Options, to the extent exercisable as of the date an Eligible Director optionee ceases to serve as a director of the Company, must be exercised within six months of such date unless such event results from death, Disability or Retirement, in which case Options may be exercised by the optionee, the optionee's legal representative, heir or devisee, as the case may be, within two (2) years from the date of death or Disability and within three (3) years from the date of Retirement; provided, however, that no such event shall extend the normal expiration date of such Options.

             E. Upon exercise of the Option, subject to paragraph F below, delivery of a certificate for fully paid and nonassessable Shares shall be made either at the corporate office of the Company in Houston, Texas to the optionee exercising the Option at such time during ordinary business hours after fifteen (15) days but not more than thirty (30) days from the date of receipt of the notice by the Company as shall be designated in such notice, or at such time, place and manner as may be agreed upon by the Company and the optionee exercising the Option.

             F. Until the earlier to occur of the following events (i) the Eligible Director no longer serves as a director of the Company for any reason, (ii) a Change in Control, (iii) the approval by the Company's stockholders of a merger or consolidation or (iv) a tender offer for the Common Stock of the Company ("Termination of Restriction"), except as provided below, the Shares received by the Eligible Director upon the exercise of an Option granted pursuant to Section 6(h)(i) and (ii) shall not be subject to disposition by the Eligible Director, by sale, transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceeds (including bankruptcy), and any attempted disposition thereof, shall be null and void and of no effect; provided, however, that nothing in this Section 6(h)(iii)F shall prevent transfer by will, the applicable laws of descent and distribution or pursuant to a qualified domestic relations order or the disposition of Shares in an amount necessary to pay applicable taxes that become payable as a result of the exercise of the Option. The certificates evidencing the Shares may bear a legend restricting or incorporating the restrictions, and the Company may cause the certificates to be delivered upon issuance to the Secretary of the Company or such other depositary as may be designated by the Company as a depositary for safe-keeping until Termination of Restriction. Upon Termination of Restriction, the Company will cause a new certificate or certificates to be issued without legend in the name of such former director.

             G. Notwithstanding the foregoing, an Option or the Shares received by the Eligible Director upon the exercise of an Option may be transferred (in whole or in part) by the Eligible Director to (i) the spouse, children or grandchildren of the Eligible Director ("Immediate Director Family Members"), (ii) a trust or trust for the exclusive benefit of the Immediate Director Family

        Members and, if applicable, the Eligible Director, (iii) a partnership, limited liability company or other entity in which such Immediate Director Family Members and, if applicable, the Eligible Director are the only partners, members or stockholders, (iv) an organization described under Section 501(c)(3) of the Code and which is a private foundation within Section 509(a) of the Code or any trust the only beneficiary (other than an Immediate Family Member and if applicable, the Eligible Director) of which is an organization described under
        Section 501(c)(3) of the Code and which organization is a private foundation within Section 509(a) of the Code, or (v) to other persons or entities as approved by the Board. Following transfer, any such Option or Shares shall continue to be subject to the same terms and conditions as were applicable to the Option or Shares immediately prior to transfer.

          (iv) Notwithstanding anything in the Plan to the contrary, an Eligible Director shall be ineligible to receive a grant provided for in Section 6(h) if as of the date of such grant the director (i) is an employee of the Company or any Affiliate or (ii) has been an employee of the Company or any Affiliate for any part of the calendar year preceding the calendar year in which such a grant is to be made.

          (v) In the event that the number of Shares available for grants under the Plan is insufficient to make all grants provided for in this Section 6(h) hereby made on the applicable date, then all Eligible Directors who are entitled to a grant on such date shall share ratably in the number of Shares then available for grant under the Plan, and shall have no right to receive a grant with respect to the deficiencies in the number of available Shares and the grants under this Section 6(h) shall terminate.

          (vi) Except as expressly provided in this Section 6(h) grants made pursuant to this Section 6(h) shall be subject to the terms and conditions of the Plan; however, if there is a conflict between the terms and conditions of the Plan and this Section 6(h) then the terms and conditions of this Section 6(h) shall control. The Committee may not exercise any discretion with respect to this Section 6(h) which would be inconsistent with the intent expressed in Section 6(h)(vii).

          (vii) It is intended that the Plan meet the requirements of Rule 16b-3 and that any Eligible Director who is eligible to receive a grant or to whom a grant is made pursuant to this Section 6 will not for such reason cease to be a "non-employee director" within the meaning of Rule 16b-3 with respect to the Plan and other stock related plans of the Company.

          (viii) All Options under this Section 6(h) shall be evidenced by Award Agreements.

     (i) General.

          (i) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

          (ii) Forms of Payment by Company Under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments.

          (iii) Limits on Transfer of Awards.

             (A) Except as provided in (C) below, each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant's lifetime, or, if permissible under applicable law, by the Participant's guardian or legal representative or by a transferee receiving such

        Award pursuant to a qualified domestic relations order (a "QDRO") as determined by the Committee.

             (B) Except as provided in (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution (or, in the case of Restricted Stock, to the Company) or pursuant to a QDRO and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

             (C) The Committee may, in its discretion, adopt rules or guidelines under which any Award (other than an Option intended to constitute an Incentive Stock Option so long as transferability of an Incentive Stock Option is prohibited by the Code) previously granted or to be granted to a Participant may be transferred (in whole or in part pursuant to such form as approved by the Company) by the Participant to (i) the spouse, children or grandchildren of the Participant ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of the Immediate Family Members and, if applicable, the Participant, (iii) a partnership, limited liability company or other entity in which such Immediate Family Members and, if applicable, the Participant are the only partners, members or stockholders, (iv) an organization described under Section 501(c)(3) of the Code and which is a private foundation within Section 509(a) of the Code or any trust the only beneficiary (other than an Immediate Family Member and, if applicable, the Participant) of which is an organization described under Section 501(c)(3) of the Code and which organization is a private foundation within Section 509(a) of the Code, or (v) to other persons or entities as approved by the Board or the Committee in its discretion. Following transfer, any such Awards shall continue to be subject to the same terms and conditions as were applicable to the Award immediately prior to transfer; provided, however, that no transferred Award shall be exercisable or payable, as the case may be, unless arrangements satisfactory to the Company have been made to satisfy any tax withholding obligations the Company may have with respect to the Award.

          (iv) Term of Awards. The term of each Award (other than pursuant to Section 6(h)) shall be for such period as may be determined by the Committee; provided, that in no event shall the term of any Incentive Stock Option Award exceed a period of ten years from the date of its grant.

          (v) Share Certificates. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

          (vi) Consideration for Grants. Awards may be granted for no cash consideration or for such consideration as the Committee determines including, without limitation, such minimal cash consideration as may be required by applicable law.

          (vii) Delivery of Shares or other Securities and Payment by Participant of Consideration. No Shares or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement, including satisfying all tax withholding obligations of the Company, is received by the Company. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, withholding of Shares, cashless exercise with simultaneous sale, or any combination thereof; provided, that the combined value, as determined by the Committee, of all cash and cash equivalents and the Fair Market Value of any such Shares or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid pursuant to the Plan or the applicable Award Agreement to the Company.

SECTION 7. Amendment and Termination.

     Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

     (a) Amendments to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any shareholder, Participant, other holder or beneficiary of an Award, or other Person; provided, however, that notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company no such amendment, alteration, suspension, discontinuation, or termination shall be made that would:

          (i) increase the total number of Shares available for Awards under the Plan, except as provided in Section 4(c) of the Plan;

          (ii) permit Incentive Stock Options to be granted with per Share grant, exercise or purchase prices of less than the Fair Market Value of a Share on the date of grant thereof; or

          (iii) result in this Plan no longer satisfying the requirements of Rule 16b-3.

     (b) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted (other than Awards granted pursuant to Section 6(h)), provided no change in any Award, other than pursuant to Section 7(c), shall reduce the benefit to Participant without the consent of such Participant. Notwithstanding the foregoing, with respect to any Award intended to qualify as performance-based compensation under Section 162(m) of the Code, no adjustment shall be authorized to the extent such adjustment would cause the Award to fail to so qualify.

     (c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Notwithstanding the foregoing, with respect to any Award intended to qualify as performance-based compensation under Section 162(m) of the Code, no adjustment shall be authorized to the extent such adjustment would cause the Award to fail to so qualify.

SECTION 8. Change in Control.

     (a) In addition to the Committee's authority set forth in Section 7(c) of the Plan, in order to maintain the Participants' rights in the event of any Change in Control, as hereinafter defined, the Committee, as constituted before such Change in Control, is hereby authorized and directed to provide for the acceleration of any time periods relating to the exercise or realization of all Awards so that such Award may be exercised or realized in full, and has sole discretion, as to any Award, either at the time such Award is made hereunder or any time thereafter, to take any one or more of the following actions: (i) provide for the purchase of any such Award, either automatically or upon the Participant's request, for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant's rights had such Award been currently exercisable or payable; (ii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iii) if equitable and in the best interests of the Company and its stockholders, cause (x) any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation after such Change in Control or (y) the exercise period for any such Award then outstanding to terminate on a fixed date following such Change in Control provided the Participant receives written notice of such event and the fixed date at least twenty days prior to the effective date of such Change in Control. The Committee may, in its discretion, include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company and its stockholders.

     (b) A "Change in Control" shall be deemed to occur (i) if any person or persons or entity or entities (other than Petroleum Associates, L.P., KKR Partners II, L.P. and any entity controlling, controlled by or under common control with any such entities, separately or in the aggregate ("KKR")) acquires 75% or more of the assets of the Company or a successor of the Company or such successor's parent corporation (based upon the then current fair market value thereof) or 50% or more of the Company's then outstanding voting stock or a successor's or such successor's parent corporation's then outstanding voting securities, and, if there shall be more than one class of voting securities thereof, then of the combined voting power held by all classes of voting securities of the Company, a successor corporation or its parent corporation (whether such acquisition of stock or assets occurs pursuant to a single transaction or several related transactions or series of transactions), (ii) upon the approval by the Company's stockholders of a plan of liquidation or dissolution of the Company or a successor of the Company or such successor's parent corporation, or (iii) upon the approval by the Company's stockholders of a merger or consolidation and such transaction was determined to be a Change in Control, which transaction and determination was approved by a majority of the Company's Board of Directors in actions taken prior to, and with respect to such transaction.

SECTION 9. General Provisions.

     (a) No Rights to Awards. No Employee, Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

     (b) Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of the Company or any Affiliate, or to a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend, or terminate Awards held by, Employees who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act, or any successor Section thereto, or who are otherwise not subject to such Section.

     (c) Withholding. The Company or any Affiliate is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, Shares that would otherwise be issued pursuant to such Award (including automatic withholding), other Awards or other property) of any applicable taxes payable in respect of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. Any Participant who is subject to Rule 16b-3 may direct the Company to withhold Shares from an Award or tender Shares to satisfy his tax withholding liability.

     (d) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements (subject to shareholder approval of such other arrangement, if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

     (e) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

     (f) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.

     (g) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

     (h) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. It is intended that the Plan and any grant of an Award made to a person subject to Section 16 of the Exchange Act meet all of the requirements of Rule 16b-3. If any provision of the Plan or any such Award would disqualify the Plan or such Award under, or would otherwise not comply with, Rule 16b-3, such provision or Award shall be construed or deemed amended to conform to Rule 16b-3.

     (i) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

     (j) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

     (k) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 10. Effective Date of the Plan.

     This Plan amendment and restatement shall be effective as of February 4, 1998, provided it is subsequently approved by the stockholders of the Company within 12 months thereafter.

SECTION 11. Term of the Plan.

     No Award shall be granted under the Plan after November 27, 2004. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, extend beyond such date.

                          UNION TEXAS PETROLEUM HOLDINGS, INC.
                 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                       THE COMPANY FOR ANNUAL MEETING MAY 7, 1998

     The undersigned hereby constitutes and appoints John L. Whitmire, Larry D.
P Kalmbach and Amy J. Watkins, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent
R the undersigned at the Annual Meeting of Stockholders of UNION TEXAS PETROLEUM HOLDINGS, INC. to be held at the office of the Company, 1330
O Post Oak Blvd., Houston, Texas on Thursday, May 7, 1998, and at any adjournments thereof, on all matters coming before said meeting.
X
     Election of Directors. Nominees:
Y
     Robert L. Barry, Glenn A. Cox, Edward A. Gilhuly, James H. Greene, Jr., Henry R. Kravis, Michael W. Michelson, Wylie B. Pieper, Stanley P. Porter, George R. Roberts, Richard R. Shinn, Sellers Stough, John L. Whitmire.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

     THIS CARD ALSO REPRESENTS VOTING INSTRUCTIONS FOR SHARES HELD FOR THE BENEFIT OF COMPANY EMPLOYEES IN THE UNION TEXAS PETROLEUM SAVINGS PLAN FOR SALARIED EMPLOYEES.

                                                                   ------------
                                                                   SEE REVERSE
                                                                       SIDE
                                                                   ------------

                                                                        |
---  PLEASE MARK YOUR                                                   | 2855
 X   VOTES AS IN THIS                                                   |______
---  EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.


1. Election of Directors.
   (see reverse)

                 FOR      WITHHELD

                [   ]      [   ]

For, except vote withheld from the following nominee(s):

----------------------------------------------


2. Ratification of appointment of independent accountants.

                FOR      AGAINST    ABSTAIN

               [   ]      [   ]      [   ]


3. Approval of amendment to 1994 Incentive Plan.

                FOR      AGAINST    ABSTAIN

               [   ]      [   ]      [   ]


Please mark this box if you will personally be attending the meeting.

                          [   ]


Note: Please sign exactly as your name appears on this card. Joint owners should each sign personally. Corporation proxies should be signed by an authorized officer. Executors, administrators, trustees, etc. should so indicate when signing.


-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
SIGNATURE(S)                                 DATE

                         FOLD AND DETACH HERE



UNION TEXAS PETROLEUM HOLDINGS, INC.

March 24, 1998


To our Stockholders:

Our 1998 Annual Meeting of Stockholders is scheduled to be held at 10:00 a.m. on May 7, 1998 at the Company's offices in Houston. In addition to voting on the matters contained in the enclosed Notice and Proxy Statement, I will report on the Company's 1997 results and on our strategy to enhance stockholder value as we go forward in 1998 and beyond.

To ensure your vote is counted, please promptly return your completed proxy card. On behalf of the Board of Directors and all of the employees of Union Texas, we thank you for taking the time to vote your shares and hope you will be able to attend the meeting.

Sincerely,
/S/ JOHN L. WHITMIRE
John L. Whitmire
Chairman of the Board and
Chief Executive Officer